UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Alexander & Baldwin, Inc.
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822 Bishop Street, Honolulu, Hawaii 96813

March 18, 2015

To the Shareholders of Alexander & Baldwin, Inc.:

You are invited to attend the 2015 Annual Meeting of Shareholders of Alexander & Baldwin, Inc., to be held at A&B headquarters, 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 28, 2015 at 8:00 a.m.  We look forward to the opportunity to meet with you and discuss the Company’s performance during 2014.

Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by requesting a paper proxy card to complete and return by mail. Specific instructions for shareholders are included in the enclosed proxy or on a Notice of Internet Availability of Proxy Materials being distributed to shareholders on or around March 18, 2015.

Your vote is important and your shares should be represented. Thank you for your continued support of A&B.

Sincerely,

/s/ Stanley M. Kuriyama
STANLEY M. KURIYAMA
Chairman of the Board and Chief Executive Officer

822 Bishop Street, Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held at A&B headquarters at 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 28, 2015, at 8:00 a.m., Honolulu time, to:

1.                                      Elect three Class III directors for a three-year term expiring at the 2018 Annual Meeting of Shareholders;

2.                                      Conduct an advisory vote on executive compensation;

3.                                      Ratify the appointment of the independent registered public accounting firm for the ensuing year; and

4.                                      Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on February 19, 2015 as the record date for the meeting. Owners of Alexander & Baldwin, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting.  Shareholders will be asked at the meeting to present a valid photo identification.  Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.  PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL.

By Order of the Board of Directors,

/s/ Alyson J. Nakamura
ALYSON J. NAKAMURA
Corporate Secretary

March 18, 2015

i

SUMMARY INFORMATION

To assist you in reviewing this Proxy Statement, we would like to call your attention to key elements of this document.  The following description is only a summary.  For more information, please read the complete Proxy Statement.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Tuesday, April 28, 2015, 8:00 a.m. HST
Place:	A&B Headquarters
822 Bishop Street
Honolulu, Hawaii 96813
Record Date:	February 19, 2015
Voting:	Shareholders as of the record date are entitled to vote.
Admission:

Shareholders will be asked to present valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

MEETING AGENDA

Agenda Item	Board Recommendation	Page Reference
Election of 3 Class III directors	FOR each director nominee	2
Advisory vote on executive compensation	FOR	43
Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	45

BOARD NOMINEES

The following table provides summary information about each director nominee.  Each director nominee is elected for a three-year term.

Name	Director Since	Occupation	Committees
Charles G. King	2012	President & Dealer Principal, King Auto Center	• Compensation, Chair • Nominating & Corporate Governance
Douglas M. Pasquale	2012	Founder & CEO of Capstone Enterprises Corporation	• Audit, Chair • Nominating & Corporate Governance
Jenai S. Wall	—	Chairman & CEO of Foodland Super Market, Ltd.	—

FINANCIAL HIGHLIGHTS

In 2014, the Company achieved net income of $61.4 million, which represents a 65 percent year-over-year increase from $37.2 million of adjusted net income(1) (excluding expenses incurred in 2013 for the acquisition of Grace Pacific) in 2013. Revenues in 2014 also were up — $560.0 million compared to 2013 revenues of $365.2 million. In addition, A&B paid a modest quarterly dividend throughout 2014, including a dividend increase in the fourth quarter.

During 2014, A&B continued to focus on growing its asset base in Hawaii — the market it knows best and where it can fully leverage its knowledge and relationships to generate value for shareholders. The Company’s value creating strategies included growing, and advancing key projects in, the development pipeline; maximizing the value of the Company’s commercial portfolio, including continued migration of commercial properties from the U.S. Mainland to Hawaii; securing superior investments in real estate and in complementary businesses; and employing the Company’s 88,000 acres in Hawaii at their highest and best use.

(1)  Refer to Page 42 for a reconciliation of 2013 adjusted net income.

EXECUTIVE COMPENSATION

All elements of executive compensation are generally targeted at the 50th percentile of survey data.  The Company firmly believes in pay for performance, to ensure alignment with the interests of the Company’s shareholders and to drive the achievement of the Company’s business objectives.  Accordingly, the majority of executive compensation is tied to performance.  Our Chief Executive Officer (“CEO”) received 70% of his target compensation in the form of performance-based pay, consisting of annual incentives (cash) and long-term incentives (equity), with the remaining 30% set as fixed pay.  For our other Named Executive Officers, approximately 60% of their target compensation was performance-based with the remaining 40% set as fixed pay.  In 2014, our executive compensation program received strong support from shareholders, with over 97% of the votes cast in approval of the program.

We encourage you to read our Compensation Discussion and Analysis (“CD&A”), which begins on page 16 and describes our pay for performance philosophy and each element of compensation.  Our Board of Directors recommends approval, on an advisory basis, of the compensation of our Named Executive Officers, as further described in the CD&A and “Proposal No. 2:  Advisory Vote on Executive Compensation” beginning on page 43.

822 Bishop Street, Honolulu, Hawaii 96813

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Alexander & Baldwin, Inc. (“A&B” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held on April 28, 2015 and at any adjournment or postponement of the meeting (the “Annual Meeting”).

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials on the Internet.  You will not receive a printed copy of the proxy materials, unless you request it.  If you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials. This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

On or around March 18, 2015, we mailed to our shareholders (other than to certain street name shareholders or those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, which contains instructions on how you may access and review on the Internet all of our proxy materials, including this Proxy Statement and our 2014 Annual Report to Shareholders.  The Notice of Internet Availability of Proxy Materials also instructs you on how you may vote your proxy on the Internet.

Only shareholders of record at the close of business on February 19, 2015 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 48,830,998 shares of common stock outstanding, each of which is entitled to one vote. Provided a quorum is present, a majority of the votes cast will be necessary for the ratification of the appointment of the independent registered public accounting firm, and for the approval, on an advisory basis, of our executive compensation.  Directors are elected by a plurality of votes cast, provided a quorum is present.  Abstentions and broker non-votes will be included for purposes of establishing a quorum at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the voting results for any matter, as they are not considered to be votes cast.

Officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by telephone or by other appropriate means. Arrangements also will be made with brokerage firms and other persons that are record holders of A&B’s common stock to forward proxy soliciting material to the beneficial owners of the stock, and A&B will reimburse those record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $10,000 plus reasonable out-of-pocket expenses.

You may revoke your proxy or change your vote any time before it is voted at the Annual Meeting by:

•                  Filing a written revocation with the Corporate Secretary;

•                  Submitting a later-dated proxy or a later-dated vote by Internet or telephone; or

•                  Voting in person at the Annual Meeting.

This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 18, 2015. You may contact Stacy Mercado at (808) 525-6661 to obtain directions to the site of the Annual Meeting.

References in this Proxy Statement to “A&B Predecessor” means Alexander & Baldwin, Inc. prior to the holding company merger completed on June 6, 2012 and thereafter to Alexander & Baldwin Holdings, Inc., which was subsequently renamed Matson.

PROPOSAL NO. 1:  ELECTION OF CLASS III DIRECTORS

Three Class III Directors will be elected at the Annual Meeting to serve a three-year term and until their successors are duly elected and qualified.

Director Nominees and Qualification of Directors. The Class III nominees of the Board of Directors are the three persons named below.  Mr. King and Mr. Pasquale are current members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the replacement person nominated by the Board of Directors.  Each director nominee identified below was unanimously nominated by the Board at the recommendation of the Nominating and Corporate Governance Committee.

Under A&B’s retirement policy for directors, Jeffrey N. Watanabe, who has served as a director of A&B or A&B Predecessor since 2003, is retiring from the Board at the Annual Meeting.  In addition to his service as a director, Mr. Watanabe served as the Lead Independent Director of A&B since June 2012, served on the Nominating and Corporate Governance Committee since 2004 and as its Chair since 2014, served on the Audit Committee from 2003  to 2004, and served on the Compensation Committee from 2004 through 2012.  The Board and management thank Mr. Watanabe for his years of service and valued advice.

The following table provides the name, age (as of March 31, 2015), and principal occupation of each person nominated by the A&B Board and each director continuing in office, their business experience during at least the last five years, the year each first was elected or appointed a director and qualifications of each director.  Our Board members have a diverse range of perspectives and are knowledgeable about our businesses.  Each director contributes in establishing a board climate of trust and respect, where deliberations are open and constructive.  In selecting nominees, the Board has considered these factors and has reviewed the qualifications of each nominated director, which includes the factors reflected below.

Charles G. King Age: 69 Director Since: 2012

•                  President and Dealer Principal, King Auto Center, Kauai (automobile dealership) since October 1995

•                  Managing General Partner, Kaonoulu Ranch, LLLP (agricultural and real estate investments) since November 2013

•                  Dealer Principal, King Infiniti of Honolulu (automobile dealership) from April 2004 through August 2013

•                  Director of A&B Predecessor from April 1989 through June 2012

Director Qualifications

As the head of King Auto Center and former head of King Infiniti of Honolulu, automotive dealerships located on Kauai and Oahu, respectively, Mr. King is an experienced businessman with executive and leadership skills and is the recipient of a number of business leadership awards.  He contributes insights about Hawaii and A&B’s operating markets, particularly on Kauai, where A&B has significant business interests.  He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Douglas M. Pasquale Age: 60 Director Since: 2012

•                  Founder and Chief Executive Officer of Capstone Enterprises Corporation (investment and consulting firm) since January 2012

•                  Director of Ventas, Inc. (NYSE:VTR) (“Ventas”) (healthcare real estate investment trust) since July 2011

•                  Senior Advisor to the Chief Executive Officer of Ventas from July 2011 through December 2011 upon Ventas’s acquisition of Nationwide Health Properties, Inc. (formerly NYSE:NHP) (“NHP”) in July 2011

•                  Chairman of the Board, President and Chief Executive Officer of NHP (healthcare real estate investment trust) from May 2009 to July 2011; President and Chief Executive Officer of NHP from April 2004 to July 2011; Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004

•                  Director of NHP from November 2003 through July 2011

•                  Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003 and, concurrently, President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003

•                  Director of Terreno Realty Corporation (NYSE:TRNO) (“Terreno”) since February 2010

•                  Director of Sunstone Hotel Investors, Inc. (NYSE:SHO) since November 2011

•                  Director of DineEquity, Inc. (NYSE:DIN) since March 2013

•                  Director of A&B Predecessor from April 2005 through June 2012

Director Qualifications

As Chief Executive Officer of Capstone Enterprises and as former President, Chief Executive Officer and Chairman of the Board of Nationwide Health Properties, Inc. prior to its merger in July 2011 with Ventas, Mr. Pasquale contributes experience in real estate, one of A&B’s main businesses, as well as experience in finance, accounting and managing a complex business organization.  This experience has provided Mr. Pasquale with financial expertise, and he has been designated by the Board of Directors as an Audit Committee Financial Expert.  He also has board experience, including his service on the boards of other publicly traded companies.

Jenai S. Wall Age: 56 Director Since: N/A

•                  Chairman and Chief Executive Officer of Foodland Super Market, Ltd. (“Foodland”), Food Pantry, Ltd. and Kalama Beach Corporation since 1998

Director Qualifications

As Chairman and Chief Executive Officer of Foodland, the largest locally-owned grocery retailer in Hawaii, and other entities in its family of companies, Ms. Wall brings to the Board experience in managing complex business organizations, and retail and financial expertise.  She also has board experience through her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through her involvement in the Hawaii business community and local community organizations.

CONTINUING DIRECTORS

Continuing Class I Directors Whose Terms Expire at the 2016 Annual Meeting

Robert S. Harrison Age: 54 Director Since: 2012

•                  Chairman of the Board of First Hawaiian Bank (“FHB”) since May 2013

•                  Chief Executive Officer and Director of FHB since January 2012

•                  President of FHB since December 2009

•                  Chief Operating Officer of FHB from December 2009 through December 2011

•                  Vice Chairman of FHB from December 2007 to December 2009

•                  Chief Risk Officer of FHB from January 2006 to December 2009

Director Qualifications

As Chairman, President and Chief Executive Officer of FHB, Hawaii’s largest financial institution, Mr. Harrison brings to the Board experience in managing complex business organizations.  He also has banking and financial expertise, and has been designated by the Board of Directors as an Audit Committee Financial Expert.  Mr. Harrison has board experience through his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Michele K. Saito Age: 55 Director Since: 2012

•                  President and Director of DTRIC Insurance Company (insurance) since March 2014

•                  Chief Operating Officer of Healthways Hawaii (healthcare) from March 2013 through July 2013

•                  President and Director of Farmers Insurance Hawaii (“Farmers”) from January 2010 through August 2012

•                  Executive Vice President and Chief Operating Officer of AIG Hawaii/Farmers from April 2009 through December 2009

•                  Senior Vice President, Secretary and Treasurer of AIG Hawaii from 2001 through March 2009

•                  Vice President of Finance and Operations of AIG Hawaii from 1995 through 2000

Director Qualifications

As President of DTRIC Insurance Company and former President of Farmers, two of Hawaii’s largest insurance companies, Ms. Saito brings to the Board experience in managing a complex business organization and financial and accounting expertise.  Ms. Saito also has board experience, including her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through her involvement in the Hawaii business community and local community organizations.

Eric K. Yeaman Age: 47 Director Since: 2012

•                  President, Chief Executive Officer and Director of Hawaiian Telcom Holdco, Inc. (NYSE:HCOM) (“Hawaiian Telcom”) (telecommunications) since June 2008

•                  Chief Operating Officer of Hawaiian Electric Company, Inc. (“HECO”) from January 2008 through June 2008

•                  Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (NYSE: HE) (“HEI”) from January 2003 through January 2008

•                  Chief Operating Officer and Chief Financial Officer of The Kamehameha Schools from 2000 to January 2003

•                  Director, Alaska Air Group, Inc., (NYSE:ALK) since November 2012

Director Qualifications

As President and Chief Executive Officer of Hawaiian Telecom, the state’s leading integrated communications company, Mr. Yeaman brings to the Board experience in managing complex business organizations. He also has financial and accounting expertise, and has been designated by the Board of Directors as an Audit Committee Financial Expert.  Mr. Yeaman has board experience, including his service on the boards of other publicly traded companies.  He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Continuing Class II Directors Whose Terms Expire at the 2017 Annual Meeting

W. Allen Doane Age: 67 Director Since: 2012

•                  Director of A&B since June 2012

•                  Director of A&B Predecessor from October 1998 through June 2012

•                  Chairman of the Board of A&B Predecessor from April 2006 through December 2009

•                  Chief Executive Officer of A&B Predecessor from October 1998 through December 2009

•                  President of A&B Predecessor from October 1998 through September 2008

•                  Director of A&B Predecessor’s subsidiary, Matson Navigation Company, Inc. (“MNC”) since October 1998, Chairman of the Board of MNC from April 2006 through September 2008 and from July 2002 to January 2004

Director Qualifications

As a member of A&B Predecessor’s senior management team for almost two decades, Mr. Doane, who was Chief Executive Officer and Chairman of the Board of A&B Predecessor until his retirement from those positions in 2009, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations.  Mr. Doane has financial and board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

David C. Hulihee Age: 66 Director Since: 2013

•                  President and Chief Executive Officer of Grace Pacific LLC, formerly Grace Pacific Corporation (“Grace Pacific”) since August 2008

•                  Chairman of the Board and President of Royal Contracting Co., Ltd. since December 1971

•                  Chairman of the Board of Grace Pacific from August 2008 through September 2013

Director Qualifications

As President and Chief Executive Officer of Grace Pacific and Chairman of the Board and President of Royal Contracting Co., Ltd., both major Hawaii infrastructure and construction companies, Mr. Hulihee brings to the Board construction, development and financial expertise and experience in managing complex business organizations.  Mr. Hulihee has board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Stanley M. Kuriyama Age: 61 Director Since: 2012

•                  Chairman of the Board and Chief Executive Officer of A&B since June 2012

•                  Director and Chief Executive Officer of A&B Predecessor from January 2010 through June 2012

•                  President of A&B Predecessor from October 2008 through June 2012

•                  President and Chief Executive Officer, A&B Predecessor Land Group from July 2005 through September 2008

•                  Chief Executive Officer and Vice Chairman of A&B Predecessor’s subsidiary, A&B Properties, Inc., from December 1999 through September 2008

•                  Director and Chairman of the Board of MNC from September 2009 through June 2012

Director Qualifications

As a member of A&B and A&B Predecessor’s senior management team for two decades, Mr. Kuriyama, who is Chairman of the Board and Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations.  He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence. The Board has reviewed each of its current directors and nominees and has determined that all such persons, with the exception of Mr. Kuriyama and Mr. Hulihee, who are executive officers of A&B or its subsidiaries, are independent under New York Stock Exchange (“NYSE”) rules. In making its independence determinations, the Board considered the transactions, relationships or arrangements in “Certain Information Regarding Directors and Executive Officers — Certain Relationships and Transactions” below, as well as the following:  Mr. Doane — his status as a former executive officer of A&B Predecessor, banking relationships with First Hawaiian Bank, an entity of which Mr. Doane is a director, and a reservation to purchase a condominium unit in an A&B project at full market price; Mr. Harrison — A&B’s banking relationships with First Hawaiian Bank, an entity of which Mr. Harrison is Chairman of the Board, President and Chief Executive Officer; Mr. Watanabe — A&B’s banking relationships with American Savings Bank, an entity of which Mr. Watanabe is a director, and electricity sales by a division of A&B to a subsidiary of HEI, an entity of which Mr. Watanabe is Non-Executive Chairman of the Board; and Mr. Yeaman — telephone and other communication services provided to A&B by Hawaiian Telcom, an entity of which Mr. Yeaman is President and Chief Executive Officer; and Ms. Wall — A&B’s banking relationships with First Hawaiian Bank, an entity of which Ms. Wall is a director.

Board Leadership Structure. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant.  The Board currently has a combined Chairman of the Board and Chief Executive Officer (“CEO”) and a Lead Independent Director.  The Board has chosen this leadership structure at this time because it believes the structure is in the best interests of the Company and its shareholders, as it provides unified leadership and accountability, in quickly and seamlessly identifying and carrying out strategic priorities of the Company.  With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function independently from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently.  The Lead Independent Director’s duties include consulting with the Chairman of the Board on agendas and meeting schedules, facilitating the process for the Board’s self-evaluation, presiding at Board meetings in the absence of the Chairman, presiding at executive sessions of non-management Directors, and facilitating communication between the Independent Directors and the Chairman and Chief Executive Officer.  Mr. Watanabe has served at Lead Independent Director since 2012 and will be retiring from the Board effective as of the Annual Meeting; Charles G. King has been appointed as Lead Independent Director upon Mr. Watanabe’s retirement.  The Board has determined that its leadership structure is appropriate for A&B at this time.

The Board’s Role in Risk Oversight.  The Board has oversight of the risk management process, which it administers in part through the Audit Committee.  One of the Audit Committee’s responsibilities involves discussing policies regarding risk assessment and risk management.  Risk oversight plays a role in all major Board decisions and the evaluation of risk is a key part of the decision-making process.  For example, the identification of risks and the development of sensitivity analyses are key requirements for capital requests that are presented to, and evaluated by, the Board.

This risk management process occurs throughout all levels of the organization, but is also facilitated through a formal process in which a risk management working group is tasked with identifying significant risks through regular discussions with all levels of management.  Risk management is reflected in the Company’s compliance, auditing and risk management functions, and its risk-based approach to strategic and operating decision-making. Management reviews its risk management activities with the Audit Committee and the full Board of Directors on a regular basis.  In addition, risk management perspectives from each of A&B’s business segments are included in the Company’s operating and strategic plans. The Board believes that its current leadership structure is conducive to the risk oversight process.

Pay Risk Assessment.  The Compensation Committee has a formal review process to regularly consider and discuss the compensation policies, plans and structure for all of the Company’s employees, including the Company’s executive group, to ascertain whether any of the compensation programs and practices create risks or motivate risky behavior that are reasonably likely to have a material adverse effect on the Company.  Management has worked with the Compensation Committee to review all Company incentive plans and related policies and practices, and the overall structure and positioning of total pay, pay mix, the risk management process and related internal controls.

Based on its formal review process, the Compensation Committee concluded that there continues to be no material adverse effects due to pay risk.  Management and the Compensation Committee concluded that A&B’s employee compensation programs represent an appropriate balance of fixed and variable pay, cash and equity, short-term and long-term compensation, financial and non-financial performance, and an appropriate level of enterprise-wide risk oversight.  Various policies are in place to mitigate any compensation-related risk, including:

•                  minimum stock ownership guidelines

•                  vesting periods on equity

•                  capped incentive payments

•                  use of multiple performance metrics

•                  use of multiple organizational performance levels

•                  reasonable payout curves tied to performance (e.g., incentive pool funding at 50% at threshold, 100% at target, 200% maximum at extraordinary, with linear interpolation between each goal); individual awards can be further modified, ranging from 0% (no award) to 150%, so long as the aggregate incentive pool is not exceeded (zero sum)

•                  review of goal-setting by the Compensation Committee to ensure that goals are reasonable

•                  mix of pay that is consistent with competitive practices for organizations similar in size

•                  insider trading and hedging prohibitions

•                  a compensation clawback policy

•                  oversight by a Compensation Committee composed of independent directors

Board of Directors and Committees of the Board. The Board of Directors held six meetings during 2014. In conjunction with five of these meetings, the non-management directors of A&B met in formally-scheduled executive sessions, led by Mr. Watanabe, the Lead Independent Director. Mr. Watanabe will be retiring from the Board effective as of the Annual Meeting; Charles G. King has been appointed as Lead Independent Director upon Mr. Watanabe’s retirement.  In 2014, all directors were present at 100% of the meetings of the A&B Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is governed by a charter, which is available on the corporate governance page of A&B’s website, www.alexanderbaldwin.com.

Audit Committee:  The current members of the Audit Committee are:

•                  Mr. Pasquale, Chairman

•                  Mr. Harrison

•                  Mr. Yeaman

The Board has determined that each member is independent under the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Pasquale, Harrison and Yeaman are “audit committee financial experts” under SEC rules. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report, which appears in this Proxy Statement.  The Audit Committee met five times during 2014.

Compensation Committee:  The current members of the Compensation Committee are:

•                  Mr. King, Chairman

•                  Ms. Saito

•                  Mr. Doane

The Board has determined that each member is independent under the applicable NYSE listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations on director compensation to the Board.  The Compensation Committee may form subcommittees and delegate such authority as the Committee deems appropriate, subject to any restrictions by law or listing standard.  For further information on the processes and procedures for consideration of executive compensation, see the “Compensation Discussion and Analysis” section below.  The Compensation Committee met four times during 2014.

Nominating and Corporate Governance Committee:  The current members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are:

•                  Mr. Watanabe, Chairman

•                  Mr. King

•                  Mr. Pasquale

The Board has determined that each member is independent under the applicable NYSE listing standards. The functions of the Nominating Committee include recommending to the Board individuals qualified to serve as directors; recommending to the Board the size and composition of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance issues; overseeing the annual evaluation of the Board; and ensuring that an evaluation of management is occurring.  The Nominating Committee met four times during 2014.

Nominating Committee Processes. The Nominating Committee identifies potential nominees by asking current directors to notify the Nominating Committee of qualified persons who might be available to serve on the Board. The Nominating Committee also engages when appropriate firms that specialize in identifying director candidates.

The Nominating Committee will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder’s ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate’s qualifications to be a director and the candidate’s consent for such consideration.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director are high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director’s duties. The Nominating Committee also may consider other factors it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise, knowledge and involvement in Hawaii communities and businesses, and group decision-making skills.  While the Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills, professional experience, education, expertise, and representation in industries and geographies relevant to the Company, as important factors in its evaluation of candidates.

Once a potential candidate has been identified by the Nominating Committee, the Nominating Committee reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person’s accomplishments, qualifications and references, and conduct interviews with the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Ms. Wall was recommended as a director candidate to the Nominating Committee by the CEO and non-management directors.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

•                  Goals and responsibilities of the Board

•                  Selection of directors, including the Chairman of the Board

•                  Board membership criteria and director retirement age

•                  Stock ownership guidelines

•                  Director independence, and executive sessions of non-management directors

•                  Board self-evaluation

•                  Board compensation

•                  Board access to management and outside advisors

•                  Board orientation and continuing education

•                  Leadership development, including annual evaluations of the CEO and management succession plans

The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Code of Ethics. A&B has adopted a Code of Ethics (the “Code”) that applies to the CEO, Chief Financial Officer (“CFO”) and Controller. A copy of the Code is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com. A&B intends to disclose any changes in or waivers from its Code by posting such information on its website.

Code of Conduct. A&B has adopted a Code of Conduct, which is applicable to all directors, officers and employees, and is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Compensation of Directors. The following table summarizes the compensation earned by or paid to our directors (other than Mr. Kuriyama, whose compensation is included in the Summary Compensation Table) for services as a member of our Board of Directors for the period from January 1, 2014 through December 31, 2014 (except for Mr. Hulihee, who is an employee of the Company and does not receive compensation for serving as a director).

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)
W. Allen Doane	61,481	90,010	0	0		N/A		3,000	(3)	$154,491
Walter A. Dods, Jr. (4)	25,879	0	0	0		N/A		0		$25,879
Robert S. Harrison	65,000	90,010	0	0		N/A		0		$155,010
David C. Hulihee (5)	0	0	0	199,668	(6)	0		420,010	(7)	$619,678
Charles G. King	79,500	90,010	0	0		316	(8)	2,000	(3)	$171,826
Douglas M. Pasquale	85,000	90,010	0	0		N/A		0		$175,010
Michele K. Saito	63,500	90,010	0	0		N/A		0		$153,510
Jeffrey N. Watanabe	92,048	90,010	0	0		N/A		0		$182,058
Eric K. Yeaman	64,506	90,010	0	0		N/A		0		$154,516

(1)         Represents the aggregate grant-date fair value of restricted stock unit awards granted in 2014 as computed under ASC Topic 718.  See note 14 of the consolidated financial statements of the Company’s 2014 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards. At the end of 2014, Messrs. Doane, Pasquale and Watanabe each had 5,528 restricted stock units, Mr. King had 30,192 restricted stock units, Mr. Harrison, Ms. Saito and Mr. Yeaman each had 5,259 restricted stock units and Mr. Hulihee had no restricted stock units.

(2)         No new options have been granted by A&B or by A&B Predecessor since 2007.  The aggregate number of stock option awards outstanding at the end of 2014 for each director is as follows:  Mr. Doane, Mr. Harrison, Mr. Pasquale, Ms. Saito and Mr. Yeaman — 0 shares; Mr. King — 16,422 and Mr. Watanabe — 32,844 shares.

(3)         Represents charitable contributions under the matching gifts program described on page 12 below.

(4)         Under A&B’s retirement policy for directors, Mr. Dods retired from the Board of Directors on April 29, 2014.

(5)         Mr. Hulihee is an employee of A&B and accordingly does not receive compensation for serving as a director.

(6)         Represents the payout for 2014 under the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”).

(7)         Represents the salary paid to Mr. Hulihee.

(8)         Mr. King’s amount is attributable to the aggregate change in the actuarial present value of his accumulated benefit under a defined benefit pension plan, which was frozen in 2004.  No other A&B director is eligible to obtain benefits from the plan.

Our Board of Directors approved the following non-employee director compensation schedule of annual fees, which was developed with the assistance of Towers Watson & Co. (“Towers Watson”):

•                  Annual Retainer $56,000

•                  Lead Director (additional) $25,000

•                  Committee Chairs (additional)

•                  Audit Chair $14,000

•                  Compensation Chair $10,000

•                  Nominating and Governance Chair $7,500

•                  Committee Members (additional)

•                  Audit Member $9,000

•                  Compensation Member $7,500

•                  Nominating and Corporate Governance Member $6,000

•                  Annual Equity Award $90,000

For any telephonic or in-person meetings in excess of seven A&B Board meetings, a per meeting fee of $750 will be paid.  For any telephonic or in-person meetings in excess of six meetings for the Audit Committee, five meetings for the Compensation Committee, and four meetings for the Nominating and Corporate Governance Committee, a fee of $750 per meeting will be paid.  Under the terms of the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan (“2012 Plan”), an automatic grant of approximately $90,000 in restricted stock units is made to each director who is elected or re-elected as a non-employee director of A&B at each Annual Meeting of Shareholders or upon appointment as a director. These awards vest in equal increments of one-third each over three years.  Non-employee directors may defer all or a portion of their vested shares until cessation of board service or the fifth anniversary of the award date.  Non-employee directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select; no directors have deferred any of these fees as of December 31, 2014.  Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

Under A&B Predecessor’s retirement plan for directors, which was frozen effective December 31, 2004, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect on December 31, 2004, plus 10 percent of that amount for each year of service as a director over five years (up to an additional 50 percent). Only Mr. King has an accrued benefit under the retirement plan for directors.

Directors have business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company’s matching gifts program for employees, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 annually.

Director Share Ownership Guidelines. The Board has adopted Share Ownership Guidelines that encourages each non-employee director to own A&B common stock (including restricted stock units) with a value of five times the amount of the current cash retainer of $56,000, within five years of becoming a director.  All directors have met the established guidelines.

Communications with Directors. Shareholders and other interested parties may contact any of the directors by mailing correspondence “c/o A&B Law Department” to A&B’s headquarters at 822 Bishop Street, Honolulu, Hawaii  96813.  The Law Department will forward such correspondence to the appropriate director(s).  However, the Law Department reserves the right not to forward any offensive or otherwise inappropriate materials.

In addition, A&B’s directors are encouraged to attend the Annual Meeting of Shareholders. All of the A&B directors attended the 2014 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table lists the names and addresses of the only shareholders known by A&B on February 19, 2015 to have owned beneficially more than five percent of A&B’s common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,975,136	(a)	10.2%
Piper Jaffray Companies 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402	2,856,221	(b)	5.8%
The Vanguard Group 100 Vanguard Blvd. Malvin, PA 19355	2,842,490	(c)	5.8%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,601,631	(d)	5.3%

(a)                                 As reported in Amendment No. 4 to Schedule 13G dated January 9, 2015 (the “BlackRock 13G”) filed with the SEC. According to the BlackRock 13G, BlackRock, Inc. has sole voting power over 4,836,013 shares and sole dispositive power over 4,975,136 shares, and does not have shared voting or shared dispositive power over any shares.

(b)                                 As reported in Amendment No. 2 to Schedule 13G dated February 13, 2015 (the “Piper Jaffray 13G”) filed with the SEC. According to the Piper Jaffray 13G, Piper Jaffray Companies has sole voting power and sole dispositive power over all 2,856,221 shares and does not have shared voting or shared dispositive power over any shares.

(c)                                  As reported in Amendment No. 3 to Schedule 13G dated February 9, 2015 (the “Vanguard 13G”) filed with the SEC. According to the Vanguard 13G, The Vanguard Group has sole voting power over 66,572 shares and sole dispositive power over 2,779,218 shares, has no shared voting power over any shares, and has shared dispositive power over 63,272 shares.

(d)                                 As reported in Amendment No. 3 to Schedule 13G dated February 13, 2015 (the “London Company 13G”) filed with the SEC. According to the London Company 13G, London Company has sole voting power and sole dispositive power over 2,401,725 shares, has shared dispositive power over 199,906 shares and no shared voting power over any shares.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 19, 2015 by each director and nominee, by each executive officer named in the “Summary Compensation Table” below, and by directors and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)	Stock Options (c)	Total	Percent of Class
W. Allen Doane	94,798	0	94,798	0.2
Robert S. Harrison	3,077	0	3,077	—
David C. Hulihee	2,192,280	0	2,192,280	4.5
Charles G. King	44,015	16,422	60,437	0.1
Douglas M. Pasquale	30,691	0	30,691	—
Michele K. Saito	3,077	0	3,077	—
Jenai S. Wall	0	0	0	—
Jeffrey N. Watanabe	52,373	32,844	85,217	0.2
Eric K. Yeaman	3,077	0	3,077	—
Stanley M. Kuriyama	193,961	543,412	737,373	1.5
Christopher J. Benjamin	84,816	146,460	231,276	0.5
Paul K. Ito	6,654	81,937	88,591	0.2
Nelson N. S. Chun	53,139	96,215	149,354	0.3
Meredith J. Ching	38,203	90,871	129,074	0.3
15 Directors and Executive Officers as a Group	2,803,917	1,008,161	3,812,078	7.6

(a)                                 Amounts include 20,000 shares held in a trust by the spouse of Mr. Benjamin.

(b)                                 Amounts include shares as to which certain persons have (i) shared voting and dispositive power, as follows:  Mr. Hulihee – 2,000 shares, Mr. Pasquale – 30,691 shares, Ms. Ching – 2,800 and directors, nominees and executive officers as a group – 35,491 shares and (ii) sole voting power only:  Ms. Ching – 388, and directors and executive officers as a group – 388 shares.

(c)                                  Amounts reflect shares deemed to be beneficially owned because they may be acquired prior to April 20, 2015 through the exercise of stock options.  Amounts do not include 178,662 restricted stock units that have been granted to the directors and executive officers as a group that may not be acquired prior to April 20, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires A&B’s directors and executive officers, and persons who own more than 10 percent of A&B’s common stock, to file reports of ownership and changes in ownership with the SEC. A&B believes that, during fiscal 2014, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

Certain Relationships and Transactions. A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under Item 404(a) of SEC Regulation S-K. Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the person in question is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings. Approval by a majority of the Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

Robert S. Harrison, a director of A&B, is Chairman, President and Chief Executive Officer of FHB. A&B and its subsidiaries have a number of relationships with FHB incurred in the ordinary course of business.  FHB is the largest bank in Hawaii and has been a lending partner to the Company and its predecessor for many years prior to Mr. Harrison joining the Board.  FHB (i) has a 19.0 percent participation in A&B’s $350 million revolving credit and term loan agreement (the “Revolver”), of which, in 2014, the largest aggregate amount of principal outstanding was $203,000,000; $131,000,000 and $3,370,500 were paid in principal and interest, respectively, to Revolver lenders that include FHB; and $125,000,000 was outstanding on February 19, 2015, with interest payable on a sliding scale at rates between 1.5 percent to 2.5 percent (based on A&B’s Total Debt to Total Assets, as defined in the loan agreement) plus LIBOR, (ii) has a 34.5 percent participation in a $177 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2014, there was no principal balance outstanding and no amounts were paid in principal and interest; and no amount was outstanding on February 19, 2015, with interest payable at a rate of LIBOR plus 3 percent, (iii) has a 41.7 percent participation in a $120 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2014, the largest aggregate amount of principal outstanding was $76,251,000; $3,728,000 and $953,800 were paid in principal and interest, respectively, to lenders that include FHB; and no amount was outstanding on February 19, 2015, with interest payable at a rate of LIBOR plus 3 percent, (iv)  has a $5,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2014, the largest aggregate amount of principal outstanding was $4,800,000; $186,000 and $151,000 were paid in principal and interest, respectively; and $4,648,000 was outstanding on February 19, 2015, with interest payable at a rate of LIBOR plus 2%, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $3.15 million or the outstanding indebtedness, (v)  has a $42,000,000 loan made to a subsidiary of A&B, of which, in 2014, the largest aggregate amount of principal outstanding was $42,000,000; $6,775,000 and $1,022,000 were paid in principal and interest, and $35,225,000 was outstanding on February 19, 2015, with interest payable at a rate of LIBOR plus 2.625%, and of which a subsidiary of A&B is a guarantor, (vi) is a commercial tenant in two properties owned by A&B subsidiaries, under leases with terms that expire in 2017 and 2063, with aggregate gross rents in 2014 of $383,781 and aggregate net rent from and after January 1, 2015 to the expiration date of the leases of $9,221,695.

In addition, after the acquisition of Grace Pacific on October 1, 2013, FHB has the following loans or lines of credit with the Company or its subsidiaries/affiliates:

•                  Three lines of credit totaling $46,000,000, reduced to two lines of credit totaling $32,000,000 as of November 1, 2014, with limited liability companies in which a subsidiary of A&B is a 70 percent and a 50 percent member, of which, in 2014, the largest aggregate amount of principal outstanding was $23,600,000; $8,200,000 and $325,000 were paid in principal and interest, respectively; and $16,800,000 was outstanding on February 19, 2015, with interest payable at rates between 2.2 percent to 2.25 percent plus LIBOR.

•                  $5,000,000 loan, of which, in 2014, the largest aggregate amount of principal outstanding was $292,000; $292,000 and $3,000 were paid in principal and interest, respectively; and no amount was outstanding on February 19, 2015, with interest payable at a rate of five percent.

•                  $18,000,000 loan, of which, in 2014, the largest aggregate amount of principal outstanding was $11,910,000; $1,726,000 and $585,000 were paid in principal and interest, respectively; and $10,038,000 was outstanding on February 19, 2015, with interest payable at a rate of 5.18 percent.

•                  $13,500,000 loan, of which, in 2014, the largest aggregate amount of principal outstanding was $10,683,000; $2,654,000 and $175,000 were paid in principal and interest, respectively; and $7,582,000 was outstanding on February 19, 2015, with interest payable at a rate of 1.85 percent.

Jenai S. Wall, a director nominee, is Chairman and Chief Executive Officer of Foodland.  Foodland or its subsidiaries are commercial tenants in four properties owned by A&B subsidiaries, under leases with terms that expire between 2015 and 2031, with aggregate gross rents in 2014 of $3,547,200 and aggregate net rent from and after January 1, 2015 to the expiration date of the leases of $10,798,382.  These leases were in effect prior to the nomination of Ms. Wall as a director and were entered into in the ordinary course of business.

Eric K. Yeaman, a director of A&B, is President, Chief Executive Officer and Director of Hawaiian Telcom.  A limited liability company (“LLC”) in which a subsidiary of A&B is a member, developed a high-rise condominium project in Honolulu.  In 2012, the LLC entered into a contract (entered into in the ordinary course of business) under which Hawaiian Telcom provided for the project wiring and other communication infrastructure valued at approximately $1.25 million as part of a five-year contract to provide cable and internet service at an annual base price of approximately $200,000.

David C. Hulihee — Grace Acquisition:  A&B acquired Grace Pacific as of October 1, 2013 under an Agreement and Plan of Merger between the Company, A&B II, LLC, GPC Holdings, Inc., Grace Pacific Corporation and Mr. Hulihee.  Mr. Hulihee (both individually and through affiliated entities or immediate family members) owned or partially controlled 38.7% of Grace and, as a result of the acquisition, received their percentage of the $235 million acquisition price, which was paid in a combination of cash and A&B common stock.  A holdback portion of the acquisition price was paid in 2014.  Mr. Hulihee (who became a director of A&B on October 29, 2013) did not participate in any of the deliberations of the A&B Board of Directors or in any vote by the A&B directors on any matters relating to the acquisition.

David C. Hulihee — Koko’oha Investments, Inc. Matters:  Prior to the closing of the Grace Pacific acquisition, Koko’oha Investments, Inc. (“Koko’oha”), a wholly-owned Grace Pacific subsidiary, engaged in the petroleum and retail gasoline businesses, was spun-off from Grace Pacific and was not acquired by A&B.  Mr. Hulihee (both individually and through affiliated entities or immediate family members) owns or partially controls approximately 38.7% of Koko’oha. Certain continuing obligations exist between the Company or Grace Pacific and Koko’oha, including tax-related obligations under a tax matters agreement entered into in connection with the spin-off.  In addition, a subsidiary of Koko’oha has a commercial lease with a subsidiary of A&B.  Gross rent paid in 2014 was $325,030 and the remaining aggregate net rent obligation under the lease, which term expires in October 2017, is $409,920.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The CD&A addresses A&B’s compensation practices for 2014 for the five executive officers named in the Summary Compensation Table on page 31 (collectively, the “Named Executive Officers” or “NEOs”).  The NEOs are:

•                  Stanley M. Kuriyama, Chairman of the Board & Chief Executive Officer, A&B

•                  Christopher J. Benjamin, President and Chief Operating Officer, A&B; President, A&B Properties, Inc.

•                  Paul K. Ito, Senior Vice President, Chief Financial Officer, Controller and Treasurer, A&B

•                  Nelson N. S. Chun, Senior Vice President and Chief Legal Officer, A&B

•                  Meredith J. Ching, Senior Vice President, Government & Community Relations, A&B

Executive Summary

Pay Philosophy.  The following is an overview of the Company’s pay philosophy:

•                  A&B firmly believes in pay for performance and alignment with shareholder interests.  Thus, a majority of NEO compensation is tied to performance to ensure alignment with shareholders.  Seventy percent of the CEO’s target total direct compensation (“TDC”) was performance-based. For the other NEOs, on average, 60 percent of TDC was performance-based.

•                  In addition, A&B’s stock ownership guidelines further align NEO interests with the interests of shareholders.  Executives are required to own stock equal to a multiple of salary within five years of employment or five years after a promotion.  All NEOs have met or are on track to meet this requirement.

•                  Direct components of pay are generally targeted at the 50th percentile of market pay data.

•                  No perquisites are provided (other than Company-provided parking, which is provided at no additional cost to A&B).

•                  All NEOs participate in the same health and welfare benefit plans as other salaried employees.

Over the years of his tenure as CEO, Mr. Kuriyama has expressed to the Committee his perspectives on how his own compensation should be determined in relation to other executives at A&B, his “team” philosophy on compensation, the continuing need to control overhead costs and the importance of retaining other key employees in the organization through incentive programs.  Mr. Kuriyama has therefore often requested that his incentive compensation awards be capped at levels below what would otherwise be earned through actual performance and significantly below 50th percentile levels for CEOs of other U.S.-based companies of similar size to A&B.  Consequently, while the Company’s philosophy (as discussed in the “Compensation Overview” section of the CD&A) is to manage NEOs target compensation levels at the market 50th percentile, Mr. Kuriyama’s target compensation is at the 25th percentile.

In 2014, our executive compensation program received strong support from shareholders, with over 97% of the votes cast in approval of the program.

Promote Good and Avoid Poor Pay Practices. The Compensation Committee consistently evaluates the Company’s executive compensation practices and modifies or adopts programs or practices to provide an appropriate balance of risk and reward.  It adheres to good governance practices, as listed below, to ensure that it adopts the best practices to the extent that they are best aligned to the business goals and strategy of the Company as well as shareholder interests.

Promote Good Pay Practices	Avoid Poor Pay Practices
• TDC consisting heavily of performance-based compensation	• No employment contracts • No guaranteed bonus payments
• Multiple performance metrics to determine incentive payments	• No large bonus payouts without justifiable performance linkage
• Multi-year performance periods on performance based equity awards	• No perquisites, other than Company-provided parking
• Relative performance metrics • Multi-year vesting periods on equity awards	• No excessive severance or change-in-control provisions
• Double trigger change-in-control agreements that require both a change-in-control event and termination of employment before any payments can be made	• No tax gross-ups • No speculative transactions by executives using Company stock in hedging activities • No unreasonable internal pay disparity
• Meaningful stock ownership guidelines for senior executives	• No repricing or replacing of underwater stock options without prior shareholder approval
• Use of tally sheets and wealth assessments

Performance Accomplishments in 2014.  In 2014, the Company had the following significant accomplishments:

•                  The Company achieved net income of $61.4 million compared to $37.2 million(2) in 2013 (excluding expenses incurred in 2013 for the acquisition of Grace Pacific).  A&B also paid a modest quarterly dividend, which was increased in the fourth quarter of 2014.

•                  The Company’s revenues in 2014 were $560 million compared to $365.2 million in 2013.

(2)  Refer to Page 42 for a reconciliation of 2013 adjusted net income.

•                  In 2014, A&B continued to focus on and increase its asset base in Hawaii.  The Company’s value creating strategies include growing, and advancing key projects in, the development pipeline; maximizing the value of the Company’s commercial portfolio, including continued migration of commercial properties from the U.S. Mainland to Hawaii; securing superior investments in real estate and in complementary businesses; and employing the Company’s 88,000 acres in Hawaii at their highest and best use.  These strategies position A&B for future success as the Hawaii economy and real estate markets continue to improve.

•                  The Real Estate Development and Sales segment performed well. The Waihonua high-rise condominium project was completed successfully late in the year and all units were delivered to their owners by January 2015.  Sixteen of 30 lots in the Company’s portfolio of upscale residential lots in Kahala have been sold, with three additional lots in escrow, all at favorable prices.  Significant progress also was made at Kukui’ula, A&B’s resort residential development on Kauai, and at Maui Business Park II, the Company’s business park on Maui.  Maui Mall, a 185,700 square-foot shopping center, was sold at a 5% cap rate.

•                  The Real Estate Leasing segment performed well. Year-over-year commercial portfolio net operating income increased by 12% and operating profit increased by 9%. Due to major strides in migrating the portfolio to Hawaii, 77% of net operating income is now generated from Hawaii assets, up from 47% at separation from Matson.

•                  Grace Pacific was a solid contributor to 2014 cash flow, generating $38 million, or 21% of A&B’s $184 million of EBITDA(3) despite a slower-than-anticipated pace of jobs released for bid and weather-related impacts.

Pay for Performance.  The Company’s overall performance in 2014 was determined to be slightly above target and was reflected in elements of compensation earned by executives for 2014.

•                  Base Salary:  NEO salaries range from the 25th to the 50th percentiles of competitive market rates.

•                  Target Total Cash (“TCC”):  Target Total Cash consists of base salary plus target annual cash incentives.  NEO TCC ranged from the 25th to the 50th percentiles.  Actual annual incentive amounts earned reflect Company performance slightly above target against business unit performance (as described below in “Company and Business Unit Performance”) and value creation goals for 2014 for all of the NEOs.  Actual total cash compensation paid to the NEOs ranged from the 25th to the 60th percentiles.

•                  Long-term Incentives (“LTI”):  NEO LTI ranged from the 25th to the 50th percentiles.  The Performance Share Units granted in 2013 were earned based upon the Company’s achievement of pre-set goals for total shareholder return over a two-year performance period.  The first opportunity to earn the shares occurred in January 2015, upon completion of the 2013-2014 performance period, with 48.33% of the shares earned.

•                  Total Direct Compensation (“TDC”):  TDC for the NEOs ranged from the 25th percentile to the 50th percentile.  Actual TDC earned by the NEOs ranged from the 25th percentile to the 60th percentile.

Compensation Overview

The Company’s executive compensation programs are administered by its Compensation Committee.  After conducting a search for an independent consultant in 2012, the Compensation Committee retained Towers Watson to provide advice and analysis on the design, structure and level of executive and director compensation for A&B.

Compensation Philosophy and Objectives. The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains qualified and effective executives, and rewards performance and results. To achieve this, the Company uses the following pay elements, which are described under the “Pay Elements” section of the CD&A:

(3)  Refer to page 42 for a reconciliation from GAAP to non-GAAP measures for EBITDA.

Element of Pay	Target Positioning	Purpose
Base Salary	50th percentile	• Provides a fixed rate of pay based upon an executive’s responsibilities
Annual Cash Incentives	50th percentile

•                  Rewards achievement of annual Company, business unit and individual performance

•                  Reinforces pay for performance principles

•                  Performance measures for 2014 included business unit performance (as described below in “Company and Business Unit Performance”)

Long-Term Incentives	50th percentile

•                  Aligns the long-term interests with those of A&B’s shareholders and provides retention benefits and motivates long-term performance

•                  Reinforces pay for performance principles

•                  In 2014, long-term incentives were delivered in the form of equity-based compensation: 50% performance share units (“PSUs”) and 50% time-based restricted stock units (“TBRSUs”). Each has a service-vesting requirement. PSUs also have a performance-vesting requirement, based on A&B’s total shareholder return (“TSR”) results relative to the TSR of companies that comprise the Standard & Poor’s Midcap 400 index over a two-year period

Health and Welfare Benefits	50th percentile	• Aids in attracting and retaining employees
Retirement Benefits	50th percentile	• Assists employees with retirement income savings and attracts and retains employees
Severance Benefits	50th percentile	• Retains talent during transitions due to a Change in Control or other covered events

Pay Mix.  The Company’s combination of pay elements is designed to place greater emphasis on performance-based compensation, while at the same time focusing on long-term talent retention and ensuring an appropriate balance between pay and risk. The Committee believes that this is consistent with one of its key compensation objectives, which is to align management and shareholder interests.  For 2014, the TDC mix was generally within the same range as competitive practices for each element of pay, as shown by the table below.

Percentage of Target Total Direct Compensation Provided by Each Pay Element for 2014

	NEOs			Competitive
	Salary	Annual Incentives	Long-Term Incentives	Salary	Annual Incentives	Long-Term Incentives
Mr. Kuriyama	30%	31%	39%	25%	24%	51%
Mr. Benjamin	39%	23%	38%	37%	26%	37%
Mr. Ito	36%	22%	42%	37%	26%	37%
Mr. Chun	43%	22%	35%	42%	22%	36%
Ms. Ching	41%	20%	39%	42%	22%	36%

Assessment of Total Compensation. In evaluating and making pay decisions, the Compensation Committee utilizes the following tools, resources and information:

• Company and individual performance	• Positioning in relation to the pay philosophy
• Say-on-Pay vote results	• Projected salary increases in the general industry
• Competitive survey data	• Total value of the total pay package
• Economic environment	• Alignment to pay for performance
• Job responsibilities and experience	• Reasonableness and balance of pay risk
• Positioning within the executive’s salary range	• Internal pay equity
• Tally sheets covering the past 5 years	• NEO’s current and expected future contributions
• Accrued benefits balances	• Size of recent awards

Internal Pay Equity. The Compensation Committee considers internal pay equity as a factor in establishing compensation for executives.  While the Compensation Committee has not established a specific policy regarding the ratio of total compensation of the CEO to that of the other executive officers, it does review compensation levels to ensure that appropriate internal equity exists.  In 2014, it reviewed the ratio of the CEO’s salary, TCC and TDC relative to the average compensation for the other NEOs, as reflected in the table below. These ratios were also compared to benchmark survey data to determine whether compensation relationships are consistent with industry practices.  The Company’s target and actual ratios were within a reasonable range and positively reflect a lower ratio between the CEO and other NEOs than that of companies of similar size in general industry, due to our CEO’s “team” philosophy and request for a total compensation level that is relatively close to the other NEOs.

2014 Ratio of Target and Actual CEO Pay to Other NEOs

	Salary	Total Cash Compensation	Total Direct Compensation
A&B Target	1.52 to 1	2.00 to 1	2.02 to 1
A&B Actual*	1.52 to 1	2.20 to 1	2.15 to 1
Benchmark Data (target)	1.95 to 1	2.35 to 1	3.05 to 1

*       Based on base salary as of December 31, 2014, actual annual incentives paid in 2014 for 2013 performance and grant date value of the long-term incentive grants made in January 2014.

Pay Elements

The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

Salary:  Salary is intended to provide a competitive fixed rate of pay based upon an executive’s responsibilities.  Because the Company believes that salary is less impactful than performance-based compensation in achieving the overall objectives of the Company’s executive compensation program, at target, between 30% - 40% of an NEO’s total compensation is paid as salary.

Generally, the Board of Directors determines the CEO’s annual salary change on the basis of the factors listed previously in the Assessment of Total Compensation section. The Board has a formal performance review process for the CEO that includes five key categories: financial performance results, strategic effectiveness and innovation, business management, talent management, and personal effectiveness. None of the categories is formally weighted, and there is no overall rating score. Each Board member provides written observations and rates the CEO’s performance against the criteria. The Board of Directors discusses the results of the assessment with the CEO, including the areas of greatest strength and areas where improvements could be made. The result of this process is considered in determining the CEO’s actual salary.

The CEO recommends annual salary changes for the other NEOs. Salary adjustments for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1.  Any base salary increases for NEOs in 2014 reflected increases based on performance and the factors listed in the Assessment of Total Compensation section above.

Salary Information for 2013 - 2014

NEO	Base Salary as of 12/31/13	% Change	Base Salary as of 12/31/14	Estimated Competitive Market Percentile
Mr. Kuriyama	$525,000	— *	525,000	25th percentile
Mr. Benjamin	$439,089	3%	452,262	50th percentile
Mr. Ito	$304,500	15%**	350,175	50th percentile
Mr. Chun	$303,844	3%	312,959	50th percentile
Ms. Ching	$253,750	4%	263,900	50th percentile

*	Reflects no increase in base salary as requested by Mr. Kuriyama.
**	Reflects an increase based on performance and the intent to bring Mr. Ito’s salary closer to the market median.

Annual Incentives:  For 2014, annual incentives for NEOs were provided through the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) to motivate executives and reward them if they achieve specific pre-established corporate and business unit goals and for creating value for the Company. The financially oriented goals were established in February 2014. A rating for Value Creation was assessed by the CEO after the 2014 performance period.

•                  For 2014, A&B used Real Estate Development & Sales Gross Margin and Leasing Gross Margin for its Properties business segment; Pre-Tax Income and sugar yields for its Agribusiness segment; EBITDA for its Materials & Construction segment; and Value Creation as the performance measures for the NEOs’ PIIP awards that ultimately determine the aggregate amount of incentives that are funded to the incentive pool.  Gross Margin, Pre-Tax Income, sugar yields and EBITDA were selected because the Company believes they best reflect the results of business execution and profitability levels of the respective segments, while Value Creation is a subjective rating by the CEO that is reviewed with the Compensation Committee based on the performance and accomplishments of the Company that create long-term value for shareholders but are not necessarily reflected in annual financial results.

•                  The aggregate amount of the incentive pool can range between 0% to 200% based on the achievement of financial goals approved in February and the score for Value Creation. The incentive pool is funded by aggregating the target incentives for each participant in the plan and multiplying that sum by the performance ratings for the applicable measures at below threshold, threshold, target or extraordinary (maximum) levels.

•                  Each individual’s actual incentive award may be modified from his or her target award level according to funding level and an individual performance modifier that ranges from 0% to 150%, so long as the aggregate incentive pool established is not exceeded for NEOs and PIIP executives.

The Company believes that the annual incentive structure drives the following objectives:

•                  Alignment with key goals/objectives

•                  Fostering a team environment while allowing for greater flexibility in individual recognition

•                  Motivating and rewarding value creation over both the short and long-term

Company and Business Unit Performance. The annual corporate and business unit targets are based on the Company’s Board-approved operating plan, and adjusted in certain instances to exclude the effect of certain income producing items. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company’s strategic plan. The extraordinary (maximum) and threshold performance ranges were determined on the basis of the level of difficulty in achieving the objective and are intended to ensure an enduring standard of performance.

For determination of award pool funding for 2014, the Company’s operating performance was compared to the performance goals approved by the Compensation Committee.

Corporate Goal ($ in millions)	Threshold	Target	Extra- ordinary (maximum)	Actual
Development & Sales gross margin — Properties*	$36.0	$42.0	$50.0	$50.7
Leasing gross margin — Properties	$46.0	$47.5	$51.0	$49.0
EBITDA(4) —Materials & Construction	$38.0	$41.0	$43.0	$37.5
Pre-tax income — Agribusiness	$(7.5)	$(3.0)	$—	$(13.3)
Yield (tons sugar per acre) — Agribusiness	11.5	11.8	12.3	11.4
Value creation — Corporate	1.0	2.0	3.0	2.25

* Exclusive of commercial property sales.

The incentive compensation for the NEOs was based on a weighted mix of (a) the blended level of achievement of the financial and operating goals set for each of the operating segments (NOI for Leasing, pre-tax income for Development and Sales, pre-tax income and sugar yield for Agribusiness, and EBITDA for Materials & Construction), and (b) the blended score awarded for value creation accomplishments achieved by each of the operating segments and the parent company.

The scores for both the level of achievement for financial and operating goals and value creation can range from 0 for below threshold performance, 1.0 for threshold performance, 2.0 for target performance and to 3.0 for extraordinary (maximum) performance.  Based on 2014 performance, the NEOs received a blended score of 1.95 for financial and operating goals, and a blended score of 2.25 for value creation accomplishments.  The financial and operating goals account for 59.5% of the NEO’s total incentive award, and value creation accounts for the remaining 40.5%.  On a blended basis, therefore, the NEOs received an aggregate score of 2.1 for their 2014 incentive awards.

Value creation reflects performance and accomplishments of the Company that create value for shareholders but are not necessarily reflected in 2014 financial results.

Value Creation encompasses various different activities and initiatives that help the Company over the short or long term to deliver value to its shareholders, such as building the pipeline of development projects, establishing strategic partnerships, joint ventures or alliances, obtaining entitlement and other regulatory approvals for A&B lands, migrating the Mainland commercial properties to Hawaii, making superior investments in Hawaii real estate or other growth opportunities, achieving sales or leasing results that enhance the value of the Company’s real estate holdings, progressing towards a new business model for sugar, etc.  It will be evaluated by the CEO at the conclusion of the year and assigned a rating at or between: below threshold, threshold, target, and extraordinary (maximum).

(4)  Refer to page 42 for a reconciliation from GAAP to non-GAAP measures for EBITDA.

Individual Performance. In addition to corporate and business unit performance goals, each NEO’s 2014 award could be modified between 0%-150% based on individual performance. The CEO’s performance is reviewed and approved by the Compensation Committee each year.  Individual performance of the other NEOs is reviewed and assessed by the CEO.  The following table reflects individual modifiers:

Mr. Kuriyama	91%*
Mr. Benjamin	114%
Mr. Ito	100%
Mr. Chun	102%
Ms. Ching	114%

*For the reasons cited elsewhere in this Proxy, Mr. Kuriyama requested that his incentive payout be capped.

Actual awards earned in total by the NEOs versus target were 5% greater than the overall targeted goal payouts and were as follows:

	Target Bonus		Actual Bonus		Actual as a % of
NEO	% of Base Salary	$	% of Base Salary	$	Target
Mr. Kuriyama	105%	551,250	95%	500,000	91%
Mr. Benjamin	60%	271,360	73%	330,000	122%
Mr. Ito	60%	210,110	64%	225,000	107%
Mr. Chun	50%	156,480	54%	170,000	109%
Ms. Ching	50%	131,950	61%	160,000	121%

Equity-Based Compensation:

Equity grants are generally considered and granted annually in January by the Compensation Committee. Based on current market data provided by Towers Watson, the CEO makes recommendations for each executive officer to the Compensation Committee, which retains full authority to set the actual grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee generally considers, among other things, the items mentioned above in the Assessment of Total Compensation section.

In 2014, the Company issued equity awards with a mix of 50% performance share units (“PSUs”) and 50% time-based restricted stock units (“TBRSUs”).  No stock options were granted in 2014, and there is no present intent to grant stock options as part of the Company’s equity award package.

•                  PSUs are settled in shares and have both a performance- and service-vesting requirement. The performance requirement is based on A&B’s total shareholder return (“TSR”) results relative to the TSR of companies that comprise the Standard & Poor’s Midcap 400 index over a two-year period.  Under the service-vesting requirement, recipients must remain employed until the end of the performance period to earn any shares that become issuable.  PSUs are intended to motivate recipients to focus on A&B shareholder returns with an objective to outperform the share performance of other U.S.-based companies with similar market capitalization.  PSUs cliff vest after a two-year period (concurrent with the performance period).

•                  Beginning with the 2015 equity grants, PSUs will be based on relative TSR against companies that comprise two indices to which the Company belongs: the Standard & Poor’s Midcap 400 index and the Russell 2000 index.  Half of the PSUs granted will be evaluated against the companies comprising the S&P Midcap 400 and half will be evaluated against companies comprising the Russell 2000. In addition, the performance and vesting horizons will be increased from two to three years.  For the 2015 equity grants, the PSUs awarded will be evenly divided into PSUs that have two-year performance and vesting horizons and PSUs that have three-year performance and vesting horizons.  From 2016 on, PSUs awarded will have three year performance and vesting horizons.

•                  The Company believes these changes better align the NEOs’ performance to relative performance against indices to which the Company belongs and focuses performance over a longer time horizon.

Performance Range

	Performance	Earnout
Threshold	35th Percentile	35% of Target
Target	55th Percentile	100% of Target
Maximum	75th Percentile	150% of Target

•                  TBRSUs are awards that are settled in shares but vest in thirds over a three-year period based on service. TBRSUs are intended to focus behaviors on improving long-term stock price performance on an absolute basis (as a complement to the relative-performance nature of PSUs), increase share ownership and strengthen retention of participants through a three-year vesting period.

LTI and Total Direct Compensation Positioning for 2014

NEO	Base Salary as of 12/31/14	2014 LTI Grant	Target Total Direct Compensation 12/31/14 (Including Base Salary)	Estimated Competitive Market Percentile
Mr. Kuriyama	$525,000	$695,000	$1,771,250	25th percentile*
Mr. Benjamin	$452,262	$450,000	$1,173,619	50th percentile
Mr. Ito	$350,175	$400,000	$960,280	50th percentile
Mr. Chun	$312,959	$250,000	$719,439	50th percentile
Ms. Ching	$263,900	$250,000	$645,850	50th percentile

* For the reasons cited elsewhere in this Proxy, Mr. Kuriyama requested that his LTI grant be capped.

The actual performance level attained for the 2013 PSU grants covering the performance period of 2013 — 2014 was at the 39th percentile relative to the Standard & Poor’s Midcap 400 index. This resulted in a payout of 48.33% of target.  Details of the individual payouts are as follows:

NEO	2013 Performance Share Units Granted at Target	Value at Grant Date*	2013 Performance Share Units Earned	Value at Vesting Date**
Mr. Kuriyama	10,479	$347,484	5,064	$194,458
Mr. Benjamin	6,333	$210,002	3,060	$117,504
Mr. Ito	4,524	$150,016	2,186	$83,942
Mr. Chun	2,940	$97,490	1,420	$54,528
Ms. Ching	2,639	$87,509	1,275	$48,960

*	Based on closing price of ALEX on grant date, January 28, 2013
**	Based on closing price of ALEX on vesting date, January 28, 2015

In line with the Committee’s intent to support a pay for performance philosophy, the January 2015 target equity award opportunity levels as determined by the Committee were, with the exception of Mr. Kuriyama, at the 50th percentile or higher.

Retirement Plans:  The Company provides various retirement plans to assist its employees with retirement income savings and to attract and retain its employees. The Committee periodically reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

A&B Retirement Plan for Salaried Employees:  The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”), which is a tax-qualified defined benefit pension plan, provides pension benefits to the Company’s salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement provides further information regarding the Qualified Retirement Plan.

In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008.  These employees participate in the Company’s cash balance defined benefit pension plan, in which participants accrue 5% of their eligible annual compensation under a cash balance formula.  Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with the cash balance formula mentioned above.

A&B Individual Deferred Compensation and Profit Sharing Plan:  The Company has a tax-qualified defined contribution retirement plan (the “A&B Profit Sharing Retirement Plan”) available to all salaried non-bargaining unit employees that provides for performance-based discretionary contributions to participants based on the degree of achievement of pre-tax income as established in A&B’s 2014 operating plan.  In 2014, available contributions were set between zero and five percent of each employee’s base salary. There was a 3.01% profit-sharing contribution for 2014 based on the Company’s performance at target for its pre-tax income goal for the A&B Profit Sharing Retirement Plan.  The Plan also provides a discretionary match under the Individual Deferred Compensation (401(k)) component of the plan for all salaried non-bargaining unit employees that in 2014 provided for a match of up to three percent of the compensation deferred by a participant during the fiscal year, subject to IRS maximum compensation limitations. The value of the Company’s 2014 profit sharing contribution and Individual Deferred Compensation matches for NEOs are included in the Summary Compensation Table of this Proxy Statement.

A&B Excess Benefits Plan:  This non-qualified benefit plan (the “Excess Benefits Plan”) for executives is designed to meet the retirement plan objectives described above.  It complements the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan by providing benefits and contributions in amounts that could not be provided by those plan’s formulas due to the limits imposed by tax law.  A&B Predecessor also froze the pension benefits under the Excess Benefits Plan that had accumulated as of December 31, 2011 pursuant to the traditional defined benefit formula and implemented the cash balance formula for eligible employees beginning January 1, 2012.  All NEOs are eligible to participate in the Excess Benefits Plan.

No Perquisites: The Company has no NEO perquisites, with the exception of Company-provided parking in its downtown building, which is provided at no additional cost to A&B.

Severance Plan and Change in Control Agreements:  The Company provides severance benefits pursuant to the Severance Plan and change in control agreements to certain executives, including the NEOs, to retain talent during transitions due to a Change in Control or other covered event and to provide a competitive pay package. The Compensation Committee designed the change in control agreement to provide a competitively structured program, and yet be conservative overall in the amounts of potential award payouts. The Compensation Committee’s decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how the terms of these arrangements and the other pay components interrelate.  These agreements are described in further detail in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

Retiree Health and Medical Plan:  The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees who joined A&B Predecessor prior to January 1, 2008. These benefits aid in retaining long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee’s age and years of service. The benefits from this plan are reflected in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

The Role of Survey Data

The Company uses published survey data as a reference, but does not benchmark against specific companies within such surveys.  The Company operates in a number of different industries and there are no companies that are considered directly comparable in business mix, size and geographic relevance. Accordingly, the Company does not use data that is specific to any individual segment of the Company’s business but instead, based on the recommendation of Towers Watson, uses data from five national and highly recognized published surveys representing a broad group of general industry and real estate companies similar in size to the Company to assess the Company’s pay practices.  Towers Watson uses data subsets in each survey that represent companies of similar size with revenues between $250 million and $1 billion. The survey sources provide only one of the tools that the Committee uses to assess appropriate pay levels.  Internal equity, Company performance, business unit performance, compensation philosophy, performance consistency, historical pay movement, pay mix, pay risk, economic environment and individual performance are also reviewed.

The surveys used by Towers Watson in their assessment of total direct compensation and CEO pay ratio as compared to other NEOs include:

•                  Towers Watson 2013 CDB General Industry Executive Database

•                  Towers Watson 2013 CSR Top Management Compensation Survey

•                  Towers Watson 2013 Long-term Incentives, Policies and Practices Survey

•                  Mercer 2013 U.S. Benchmark Database - Executive Compensation Survey

•                  National Association for Real Estate Investment Trust (NAREIT) 2013 Compensation Survey

The Role of the Compensation Consultant

After conducting a search in 2012, the Compensation Committee selected and has since directly retained Towers Watson, an independent executive compensation consulting firm, to assist the Committee in:

•                  Evaluating salary and incentive compensation levels

•                  Reviewing and suggesting executive pay plan design modifications

•                  Understanding current trends and legislative reform initiatives in the area of executive compensation

•                  Assessing appropriate outside Board of Director pay levels and structuring

In selecting Towers Watson, the Compensation Committee considered, among other factors, the following:

•                  Depth and breadth of executive compensation knowledge and experience

•                  Qualifications as a board-level consultant

•                  Quality of resources available (staff, data, etc.)

•                  Understanding of A&B’s business strategy and issues, industry, performance drivers and human capital considerations

•                  Objectivity in advice and recommendations

•                  Willingness to provide candid feedback regarding management and Committee proposals, questions and concerns

•                  Accessibility and availability

•                  Reporting relationship with the Committee

•                  Working relationship with management and its human resources staff

•                  Effectiveness of communication

The executive compensation consultant reports directly to the Committee and takes instructions from the Committee.  The Committee Chair pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments.

Towers Watson takes the following safeguards to ensure that its services and advice are objective:

•                  The individuals providing consulting services to the Committee are not personally involved in other services Towers Watson may provide to the Company

•                  The individuals providing consulting services to the Committee are not directly compensated for the total revenues that Towers Watson generates from the Company

•                  Towers Watson’s executive compensation consultants do not hold an equity stake in the Company

•                  Other services, if any, are provided under a separate contractual arrangement

•                  Towers Watson’s executive compensation consultants do not serve as Towers Watson’s client relationship manager on services provided to the Company

•                  The Towers Watson executive compensation consultants have direct access to all members of the Committee during and between meetings

•                  Towers Watson consultants are required to adhere to a stringent code of conduct articulating their commitment to impartial advice

The Compensation Committee has reviewed Towers Watson’s work, policies and procedures and determined that no conflicts of interest exist.  In accordance with the New York Stock Exchange (“NYSE”) requirements, the Compensation Committee annually assesses the independence of its compensation consultant, outside legal counsel, and other advisers who will provide services with respect to executive compensation matters.  In assessing independence, the following factors are considered:

•                  Whether a compensation adviser’s employer provides other services to A&B

•                  The amount of fees the compensation adviser’s employer receives from A&B as a percentage of such employer’s total revenues

•                  The compensation adviser’s policies and procedures to prevent conflicts of interest

•                  Business or personal relationships between a compensation adviser and any member of A&B’s compensation committee

•                  The compensation adviser’s stock ownership in A&B

•                  Business or personal relationships between a compensation adviser or the compensation adviser’s employer and any executive officer of A&B

The Role of Management

Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including:

•                  Providing management’s perspective on compensation plan structure and implementation

•                  Identifying appropriate performance measures and establishing company, unit and individual performance goals that are consistent with the Board-approved operating plans

•                  Providing the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts

•                  Providing recommendations, based on information provided by Towers Watson, regarding pay levels for officers on the basis of plan formulas, salary structures and the CEO’s assessment of individual officer performance

Tax and Accounting Considerations

In evaluating the Company’s executive compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain “performance-based compensation.” However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock Ownership Guidelines

To enhance shareholder alignment and ensure commitment to value-enhancing longer-term decision-making, the Company has established stock ownership guidelines.  Executives are required to own a value of stock equal to the salary multiple below within a five year-period from commencement of employment or within a five-year period after a change in salary based on promotion:

Position	Salary Multiple
CEO	5X
Other NEOs	3X

All NEOs have met or are on track to meet the ownership guidelines.

Equity Granting Policy

Equity awards are expected to be granted for current employees at the same time of year at the January Compensation Committee meeting. Equity grants for new hires or promoted employees are approved at regularly scheduled Compensation Committee meetings. The timing of these grants is made without regard to anticipated earnings or other major announcements by the Company.

Policy Regarding Speculative Transactions and Hedging

The Company has adopted a formal policy prohibiting directors, officers and employees from (i) entering into speculative transactions, such as trading in options, warrants, puts and calls or similar instruments, involving A&B stock, or (ii) hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving A&B stock.

Policy Regarding Recoupment of Certain Compensation

The Company has adopted a formal “clawback” policy for senior management, including all NEOs.  Pursuant to the policy, the Company will seek to recoup certain incentive compensation, including cash and equity bonuses based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this Proxy Statement with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this Proxy Statement.

The foregoing report is submitted by Mr. King (Chairman), Mr. Doane and Ms. Saito.

Compensation Committee Interlocks and Insider Participation

During 2014, the members of the Compensation Committee were Mr. King, Chairman, Ms. Saito, Mr. Yeaman (through April 29, 2014) and Mr. Doane (since April 29, 2014). As set forth above under the subsection “Certain Relationships and Transactions,” Mr. Yeaman is an executive officer in a corporation that contracted with a limited liability company (“LLC”) in which a subsidiary of A&B is a member to provide wiring and other communication infrastructure for a condominium project being developed by the LLC, and because of this related party transaction, Mr. Yeaman did not participate in any equity compensation decisions.

Summary Compensation Table. The following table summarizes the compensation paid by A&B to its NEOs in 2014, 2013 and 2012.  The information presented reflects compensation paid by A&B Predecessor prior to the Separation from A&B Predecessor on June 29, 2012 and by A&B after Separation.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($) (9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (10)		All Other Compensation ($) (11)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Stanley M. Kuriyama	2014	525,000	178,334	687,719	N/A	321,666	478,776		23,603	2,215,098
Chairman of the Board and Chief Executive Officer of A&B (1)	2013	525,000	477,600	694,967	N/A	402,400	0	(12)	33,113	2,133,080
	2012	581,601	N/A	629,966	270,004	248,000	563,889		7,500	2,300,960

Christopher J. Benjamin	2014	448,969	171,657	445,256	N/A	158,343	212,875		21,314	1,458,414
President and Chief Operating Officer of A&B; President of A&B Properties, Inc. (2)	2013	439,089	244,754	420,005	N/A	190,246	0	(13)	28,946	1,323,040
	2012	437,467	N/A	409,490	175,502	102,746	317,155		7,087	1,449,447

Paul K. Ito	2014	338,756	102,399	395,827	N/A	122,601	101,802		17,997	1,079,382
Senior Vice President, Chief Financial Officer, Controller and Treasurer of A&B (3)	2013	303,375	168,068	300,032	N/A	131,932	0	(14)	22,418	925,825
	2012	275,850	N/A	141,771	60,745	83,025	77,473		7,500	646,364

Nelson N. S. Chun	2014	310,680	78,690	247,383	N/A	91,310	133,234		17,151	878,448
Senior Vice President, Chief Legal Officer of A&B (4)	2013	302,722	126,264	194,981	N/A	98,736	0	(15)	22,299	745,002
	2012	298,248	N/A	189,013	81,001	61,630	131,869		7,500	769,261

Meredith J. Ching	2014	241,062	83,005	247,383	N/A	76,995	349,616		14,107	1,012,168
Senior Vice President, Government & Community Relations, of A&B (5)	2013	244,029	118,380	175,018	N/A	91,620	0	(16)	18,551	647,598
	2012	223,268	N/A	141,771	60,745	53,658	270,013		6,379	755,834

(1)                         Mr. Kuriyama was appointed Chairman of the Board and CEO of A&B on June 26, 2012.  He was President and Chief Executive Officer of A&B Predecessor from January 1, 2010 to June 26, 2012.

(2)                         Mr. Benjamin was appointed President and Chief Operating Officer of A&B on June 26, 2012.  He was appointed President of A&B Land Group and President of A & B Properties, Inc., effective September 1, 2011.

(3)                         Mr. Ito was appointed Senior Vice President, Chief Financial Officer, Controller and Treasurer of A&B on June 26, 2012.  He was Vice President and Controller of A&B Predecessor from April 2007 to June 26, 2012 and Controller of A&B Predecessor from May 2006 to April 2012.

(4)                         Mr. Chun was appointed Senior Vice President and Chief Legal Officer of A&B on June 26, 2012.  He was Senior Vice President and Chief Legal Officer of A&B Predecessor from July 2005 to June 26, 2012.

(5)                         Ms. Ching was appointed Senior Vice President, Government & Community Relations, of A&B on June 26, 2012.  She was Senior Vice President, Government & Community Relations, of A&B Predecessor from June 2007 to June 26, 2012.

(6)                         Represents the NEO’s award attributable to Value Creation and individual modifiers under the PIIP program for the fiscal year identified in column (b) payable in cash in February of the following year.

(7)                         Represents the grant-date fair value of time-based restricted stock units and the grant-date fair value of performance stock units (assuming the target level of performance is attained) for the fiscal year identified in column (b) Performance stock units awarded in 2014 vest in January 2016 if performance goals are attained. See Note 14 of the consolidated financial statements of the Company’s 2014 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(8)                         Represents the grant-date fair value of options granted for the fiscal year identified in column (b) based on their Black-Scholes value on the date of grant. See Notes to the consolidated financial statements of the Company’s corresponding Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(9)                         Represents the NEO’s award attributable to Pre-Tax Income goals under the PIIP program for the fiscal year identified in column (b) payable in cash in January of the following year.

(10)                    All amounts are attributable to the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans.

(11)                    Represents amounts contributed by A&B to the NEO’s account under the A&B Individual Deferred Compensation and Profit Sharing Plan and Alexander & Baldwin, Inc. Excess Benefits Plan.

(12)                    The change in pension value was a decrease of $101,681.

(13)                    The change in pension value was a decrease of $106,179.

(14)                    The change in pension value was a decrease of $26,583.

(15)                    The change in pension value was a decrease of $11,281.

(16)                    The change in pension value was a decrease of $98,164.

Grants of Plan-Based Awards. The following table contains information concerning the non-equity and equity grants under A&B’s incentive plans during 2014 to the NEOs.

2014 GRANTS OF PLAN-BASED AWARDS

									All Other
								All	Option
								Other Stock	Awards:
								Awards:	Number		Grant Date
		Estimated Future Payouts						Number of	of	Exercise or	Fair Value
		Under Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley M. Kuriyama	1/27/14	163,997	327,994	655,988	3,034	8,668	13,002	8,668	N/A	N/A	687,719
Christopher J. Benjamin	1/27/14	80,729	161,457	322,914	1,964	5,612	8,418	5,612	N/A	N/A	445,256
Paul K. Ito	1/27/14	62,506	125,012	250,024	1,746	4,989	7,484	4,989	N/A	N/A	395,827
Nelson N. S. Chun	1/27/14	46,553	93,106	186,212	1,091	3,118	4,677	3,118	N/A	N/A	247,383
Meredith J. Ching	1/27/14	39,255	78,510	157,020	1,091	3,118	4,677	3,118	N/A	N/A	247,383

(1)

Amounts reflected in this section relate to estimated payouts under the non-equity incentive portion of the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table.

(2)	Amounts in this section reflect performance share unit grants. Performance share units awarded in 2014 vest in January 2016 if performance goals are attained for the two-year performance period.
(3)	Amounts in this section reflect time-based restricted stock unit grants awarded.
(4)	No options were granted in 2014.

The PIIP is based on corporate and business goals, depending on the executive’s job responsibilities and individual performance. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this Proxy Statement.

Under the 2012 Plan, the Company has issued time-based restricted stock units that vest in equal increments over three years.  Time-based restricted stock units that are unvested will automatically vest upon death or permanent disability. Time-based restricted stock units will partially vest on a prorated basis upon normal retirement at 65 or approved early retirement at 55 (with five years of service). Upon the effective date of any change in control, any unvested restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

Under the 2012 Plan, grantees receive dividends on the full amount of restricted stock units granted, regardless of vesting, at the same rate as is payable on the Company’s common stock.  However, for grants made on or after January 2010 by A&B Predecessor, payment of accrued dividend equivalents on performance-based restricted stock unit awards will be made upon attainment of the applicable performance goals and will be paid according to the number of actual shares earned.

Under the 2012 Plan, the Company has issued performance share units, which have both a performance-vesting and a service-vesting requirement. The performance-vesting requirement is based on the Company’s total shareholder return (“TSR”) results relative to the TSR of the Standard & Poor’s Midcap 400 index over a two-year period.  Under the service-vesting requirement, recipients must remain employed until the end of the two-year performance period in order to vest in any shares that become issuable on the basis of the TSR results for that period.  (Pro-rata vesting will apply to the extent employment ceases with the Company during the performance period by reason of death, disability or retirement, with pro-ration to be applied to the number of shares resulting from the Company’s relative TSR over the performance period.)  PSUs will be settled in shares of A&B stock.

No stock options were granted in 2014 and there is no present intent to grant stock options as part of the Company’s equity award package.

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning the outstanding equity awards held by the NEOs.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(7)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Stanley M. Kuriyama	25,865	—			25.59	1/24/2016	19,647	(2)	771,341	19,147	751,711
	39,810	—			23.48	1/23/2017
	69,447	—			22.11	1/29/2018
	117,828	—			11.37	1/27/2019
	169,813	—			16.09	1/26/2020
	69,041	—			19.80	1/25/2021
	34,405	17,203	(1)		22.54	1/24/2022

Christopher J. Benjamin	3,933	—			22.11	1/29/2018	12,430	(3)	488,002	11,945	468,961
	25,000	—			11.37	1/27/2019
	49,105	—			16.09	1/26/2020
	34,877	—			19.80	1/25/2021
	22,363	11,182	(1)		22.54	1/24/2022

Paul K. Ito	2,258	—			25.59	1/24/2016	8,904	(4)	349,571	9,513	373,480
	3,695	—			20.58	6/20/2016
	6,634	—			23.48	1/23/2017
	13,021	—			22.11	1/29/2018
	6,546	—			11.37	1/27/2019
	22,640	—			16.09	1/26/2020
	15,533	—			19.80	1/25/2021
	7,740	3,870	(1)		22.54	1/24/2022

Nelson N.S. Chun	8,621	—			25.59	1/24/2016	6,276	(5)	246,333	6,058	237,837
	15,923	—			23.48	1/23/2017
	26,042	—			22.11	1/29/2018
	9,434	—			16.09	1/26/2020
	20,713	—			19.80	1/25/2021
	10,321	5,161	(1)		22.54	1/24/2022

Meredith J. Ching	6,569	—			25.59	1/24/2016	5,777	(6)	226,805	5,757	226,020
	7,962	—			23.48	1/23/2017
	13,021	—			22.11	1/29/2018
	16,365	—			11.37	1/27/2019
	19,811	—			16.09	1/26/2020
	15,533	—			19.80	1/25/2021
	7,740	3,870	(1)		22.54	1/24/2022

(1) Vesting date of unexercised options - 1/25/15.

(2) Vesting date of unrestricted stock - 3,993 shares on 1/25/15; 3,493 shares each on 1/28/15 and 1/28/16; 2,889 shares each on 1/27/15 and 1/27/16 and 2,890 shares on 1/27/17.

(3) Vesting date of unrestricted stock — 2,596 shares on 1/25/15; 2,111 shares each on 1/28/15 and 1/28/16; 1,870 shares on 1/27/15 and 1,871 shares each on 1/27/16 and 1/27/17.

(4) Vesting date of unrestricted stock - 899 shares on 1/25/15; 1,508 shares each on 1/28/15 and 1/28/16; and 1,663 shares each on 1/27/15, 1/27/16 and 1/27/17.

(5) Vesting date of unrestricted stock - 1,198 shares on 1/25/15; 980 shares each on 1/28/15 and 1/28/16; 1,039 shares each on 1/27/15 and 1/27/16 and 1,040 shares on 1/27/17.

(6) Vesting date of unrestricted stock - 899 shares on 1/25/15; 880 shares each on 1/28/15 and 1/28/16; 1,039 shares each on 1/27/15 and 1/27/16 and 1,040 shares on 1/27/17.

(7) Market value of stock not vested based on the closing stock price at year end.

Option Exercises and Stock Vested. The following table contains information concerning option exercises and the vesting of stock awards for the NEOs during 2014.

OPTION EXERCISES AND STOCK VESTED FOR 2014

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Stanley M. Kuriyama	28,945	435,622	12,540	509,717
Christopher J. Benjamin	32,500	740,530	7,991	324,884
Paul K. Ito	—	—	3,543	143,690
Nelson N. S. Chun	—	—	3,696	150,263
Meredith J. Ching	5,747	86,665	2,914	118,405

The value realized in column (e) was calculated based on the market value of A&B common stock on the vesting date. No amounts realized upon exercise of options or vesting of stock have been deferred.

Pension Benefits. The following table contains information concerning pension benefits for the NEOs at the end of 2014.

PENSION BENEFITS FOR 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Stanley M. Kuriyama	A&B Retirement Plan for Salaried Employees	23.0	1,186,097	—
	A&B Excess Benefits Plan	23.0	3,362,610	—

Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	13.4	443,555	—
	A&B Excess Benefits Plan	13.4	1,017,201	—

Paul K. Ito	A&B Retirement Plan for Salaried Employees	9.8	234,166	—
	A&B Excess Benefits Plan	9.8	123,254	—

Nelson N. S. Chun	A&B Retirement Plan for Salaried Employees	11.2	520,160	—
	A&B Excess Benefits Plan	11.2	588,821	—

Meredith J. Ching	A&B Retirement Plan for Salaried Employees	32.6	1,521,806	—
	A&B Excess Benefits Plan	32.6	499,795	—

Actuarial assumptions used to determine the present values of the pension benefits include:  Discount rates for qualified and non-qualified retirement plans of 4.00% and 3.10%, respectively.  Age 62 with 5 years of service (or current age, if greater) is the assumed retirement age.  Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum).  The cash balance accounts are projected to the assumed retirement age using 2.41% interest per year (the rate in effect for 2015) with no future pay credits.  The projected qualified plan cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.40% (for the first 5 years), 3.98% (next 15 years) and 5.04% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.  The Applicable Mortality Table is defined by the IRS for years through 2015, and for subsequent years, the assumption is that the IRS will continue to apply the same annual mortality improvements as it did through 2015 in each future year.

The Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account.  The present value was determined based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., 0.85% (for the first 5 years), 2.43% (next 15 years) and 3.07% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The cash balance accounts are projected to the assumed retirement age using 2.41% interest per year (the rate in effect for 2015) with no future pay credits.

A&B Retirement Plan for Salaried Employees:

The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”) provides pension benefits to the Company’s salaried employees who are not subject to collective bargaining agreements. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008.  These employees participate in the Company’s cash balance defined benefit pension plan, in which participants

accrue 5% of their eligible annual compensation under a cash balance formula.   Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with the cash balance formula mentioned above. The Qualified Retirement Plan, as adopted by A&B, mirrors the provisions of A&B Predecessor’s qualified retirement plan as described above.

The traditional defined benefit formula was based on participants’ service and average monthly compensation in the five highest consecutive years of their final 10 years of service through December 31, 2011. Compensation included base salary, overtime pay and one-year bonuses. The amounts were expressed as a single life annuity payable at the normal retirement age of 65. An employee became vested after five years of service with A&B Predecessor or the Company. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with A&B Predecessor or the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early and over a longer period of time.

Effective January 1, 2012, a cash balance formula provides a retirement account equal to 5 percent of an employee’s eligible cash compensation, for each year worked, while covered by the cash balance formula, plus interest.  The vesting period was reduced from five years to three years for an employee with a cash balance account.  At retirement or other separation from service, the employee may elect to receive the vested cash balance portion of the Qualified Retirement Plan benefits as a lump sum or an actuarially equivalent annuity.

A&B Excess Benefits Plan:  The Excess Benefits Plan was adopted to help the Company meet its objectives for retirement plans, including assisting employees with retirement income planning, increasing the attractiveness of employment with the Company and attracting mid-career executives. The Excess Benefits Plan works together with the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan to provide Company pension benefits and profit sharing contributions in amounts equal to what otherwise would have been provided using the Qualified Retirement Plan’s and A&B Profit Sharing Retirement Plan’s formulas except for the compensation, contribution and benefits limits imposed by tax law. Effective December 31, 2011, A&B Predecessor also froze pension benefits that had accumulated under the traditional defined benefit formula under the Excess Benefits Plan effective January 1, 2012.  Under the pension portion of the Excess Benefits Plan associated with the Qualified Retirement Plan, benefits under the traditional defined benefit formula are payable after the executive’s separation from service in a lump sum that is actuarially equivalent to the annuity form of payment, and the cash balance account is paid as a lump sum.  Under the profit sharing portion of the Excess Benefits Plan associated with the A&B Profit Sharing Retirement Plan, amounts are credited to executives’ accounts, to be payable after the executive’s separation from service. All NEOs are eligible to participate in the Excess Benefits Plan.  The Excess Benefits Plan, as adopted by A&B, mirrors the provisions of A&B Predecessor’s excess benefits plan as described above.

Non-Qualified Deferred Compensation. The following table contains information concerning non-qualified deferred compensation for the NEOs.

2014 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Stanley M. Kuriyama	—	13,095	926	—	66,933
Christopher J. Benjamin	—	8,928	142	—	17,188
Paul K. Ito	—	2,401	—	—	2,401
Nelson N. S. Chun	—	2,369	101	—	8,241
Meredith J. Ching	—	—	—	—	—

(1)                       Represents the profit sharing benefit under the Excess Benefits Plan.

(2)                       Represents interest earned on the prior year’s cash account balance.

Other Potential Post-Employment Payments.

Change in Control Agreements:  A&B has entered into Change in Control Agreements with each of the NEOs, which are intended to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends these agreements to only senior level executives whose employment would be most likely at risk upon a change in control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive’s employment is terminated by A&B without “cause” or by the executive for “good reason,” in each case as defined in the agreement, following a “Change in Control Event” of A&B, as defined by Internal Revenue Code Section 409A, as follows: Upon a termination of employment under the above circumstances, the executive will be entitled to receive (i) a lump-sum severance payment equal to two times the sum of the executive’s base salary and target bonus, (ii) pro rata payment at target with respect to outstanding contingent awards for uncompleted performance periods, (iii) a lump sum payment of amounts due the executive under deferred compensation plans, and (iv) an amount equal to the positive spread between the exercise price of outstanding options held by the executive and the fair market value of the underlying shares at the time of termination. In addition, A&B will maintain all (or provide similar) health and welfare benefit plans for the executive’s continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services up to $10,000. These are “double trigger” agreements under which no payments are made and long-term incentives do not accelerate unless both a change in control and a qualifying termination of employment occurs.

In the event that any amount payable to the executive is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on “excess parachute payments” under the Internal Revenue Code, the Change in Control Agreements provide that the executive’s payments will be reduced to an amount that would not result in the imposition of the excise tax, to the extent that such reduction would result in a greater after-tax benefit to the executive.  No tax gross-up payments are provided by the Change in Control Agreements.

If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive’s employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company.

Executive Severance Plan:  The Company also maintains the Executive Severance Plan (“Severance Plan”) that covers the NEOs. The Severance Plan continues from year to year, subject to a periodic review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without “cause,” as defined in the Severance Plan, or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months’ base salary, payable in equal installments over a period of one year, and continued payment by the Company of life and disability insurance premiums and COBRA premiums for continued group health plan coverage. If the executive executes a release agreement acceptable to the Company, the executive will be entitled to receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels under the PIIP that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.

Voluntary Resignation:  If the executive voluntarily resigns from the Company, no amounts are payable under the Severance Plan or the PIIP. The executive may be entitled to receive retirement and retiree health and welfare benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise vested stock options at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the A&B Profit Sharing Retirement Plan.

Other benefits, as described in the CD&A section of this Proxy Statement, may include accrued, vested benefits under the Qualified Retirement Plan and the Excess Benefits Plan.

The following tables show the potential value to each executive under various termination-related scenarios, assuming that the termination of employment or other circumstances resulting in payment occurred on December 31, 2014.

Executive Termination Scenarios

Stanley M. Kuriyama

Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)	Retirement ($)(2)
Cash Severance	2,152,500		525,000		—		—		—		—	—
Retirement Benefits (4)	(51,316	)(6)	83,278		83,278		83,278		83,278		—	83,278
	26,295	(5)	26,295	(5)	26,295	(5)	26,295	(5)	(506,162	)(5)(6)		26,295	(5)
Health & Welfare Benefits	42,233		19,017		—		—		—		—	—
Outplacement Counseling	10,000		10,000		—		—		—		—	—
Long-Term Incentives (7)	1,400,755		—		—		—		1,230,602		942,968	942,968	(8)
Total (lump sum)	3,554,172		637,295		83,278		83,278		1,313,880		942,968	1,026,246
Total (annuity)	26,295		26,295		26,295		26,295		(506,162	)(6)	—	26,295

Christopher J. Benjamin

Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)	Retirement ($)(2)
Cash Severance	1,447,238		452,262		—		—		—		—	—
Retirement Benefits (4)	2,546		(239,400	)(6)	(239,400	)(6)	(239,400	)(5)(6)	(239,400	)(6)	—	—
	(64,600	)(5)(6)	(64,600	)(5)(6)	(64,600	)(5)(6)	(64,800	)(5)(6)	(256,584	)(5)(6)	—	Not yet eligible
Health & Welfare Benefits	40,956		18,576		—		—		—		—	—
Outplacement Counseling	10,000		10,000		—		—		—		—	—
Long-Term Incentives (7)	896,246		—		—		—		786,082		599,119	Not yet eligible
Total (lump sum)	2,396,987		241,438		(239,400	)(6)	(239,400	)(6)	546,682		599,119	—
Total (annuity) (6)	(64,600)		(64,600)		(64,600)		(64,600)		(256,584)		—	—

Paul K. Ito

Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)	Retirement ($)(2)
Cash Severance	1,120,560		350,175		—		—		—		—	—
Retirement Benefits (4)	38,037		(22,722	)(6)	(22,722	)(6)	(22,722	)(6)	(22,722	)(6)	—	—
	(25,548	)(5)(6)	(25,548	)(5)(6)	(25,548	)(5)(6)	(25,548	)(5)(6)	(119,600	)(5)(6)	—	Not yet eligible
Health & Welfare Benefits	39,415		18,235		—		—		—		—	—
Outplacement Counseling	10,000		10,000		—		—		—		—	—
Long-Term Incentives (7)	610,994		—		—		—		513,060		448,353	Not yet eligible
Total (lump sum)	1,819,005		355,688		(22,722	)(6)	(22,722	)(6)	490,338		448,353	—
Total (annuity) (6)	(25,548)		(25,548)		(25,548)		(25,548)		(119,600)		—	—

Nelson N. S. Chun(9)

Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)	Termination w/ cause ($)	Voluntary Resignation ($)	Death ($)		Disability ($)(3)	Retirement ($)(2)
Cash Severance	938,877		312,959	—	—	—		—	—
Retirement Benefits (4)	(22,271	)(6)	—	—	—	(219,626	)(5)(6)	—	—
Health & Welfare Benefits	28,941		13,156	—	—	—		—	—
Outplacement Counseling	10,000		10,000	—	—	—		—	—
Long-Term Incentives (7)	455,630		—	—	—	394,424		308,132	308,132	(8)
Total (lump sum)	1,411,178		336,115	—	—	394,424		308,132	308,132
Total (annuity)	—		—	—	—	(219,626	)(6)	—	—

Meredith J. Ching

Components	Change in Control w/ Termination ($)		Termination w/o cause ($)(1)		Termination w/ cause ($)		Voluntary Resignation ($)		Death ($)		Disability ($)(3)	Retirement ($)(2)
Cash Severance	791,700		263,900		—		—		—		—	—
Retirement Benefits (4)	1,981		23,851		23,851		23,851		23,851		—	23,851
	63,033	(5)	63,033	(5)	63,033	(5)(6)	63,033	(5)	(773,611	)(5)(6)	—	63,033	(5)
Health & Welfare Benefits	26,424		12,104		—		—		—		—	—
Outplacement Counseling	10,000		10,000		—		—		—		—	—
Long-Term Incentives (7)	414,454		—		—		—		—		288,541	288,541	(8)
Total (lump sum)	1,244,559		309,855		23,851		23,851		377,099		288,541	312,392
Total (annuity)	63,033		63,033		63,033		63,033		(773,611	)(6)	—	63,033

(1)                   Assumes execution of an acceptable release agreement as provided by the Executive Severance Plan.

(2)                   Normal retirement is at age 65.  An executive with 5 years of service may retire at age 62 with unreduced traditional defined benefit pension benefits under the Qualified Retirement Plans.  Employees may elect early retirement after attaining age 55 and completing 5 years of service.

(3)                   If an NEO is disabled, he will continue to accrue credited vesting service as long as he is continuously receiving disability benefits under A&B’s sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service will cease. Upon the later of attainment of age 65 or the date at which he is no longer eligible for disability benefits, the NEO will be entitled to receive a pension benefit based on his years of credited benefit service and his compensation prior to his becoming disabled.

(4)                   Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(5)                   Represents the present value of amount paid as an annuity.

(6)                   The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited or reduced resulting in a negative value.

(7)                   Includes the gain on accelerated stock options and the value of accelerated restricted stock and performance share units.  The value of stock awards was determined based on the closing price of A&B common stock on December 31, 2014 of $39.26.

(8)                   An NEO receives continued three-year vesting of stock options; see Outstanding Equity Awards at Fiscal Year-End table in this Proxy Statement for vested and unvested equity awards.

(9)                   Mr. Chun turned 62 during 2014 and became eligible for unreduced retirement benefits per the Company’s retirement plan.  Therefore, Mr. Chun’s benefits upon termination are the same as those shown in the pension benefits table starting this year (figures shown in the executive termination table are incremental to those in the pension benefits table).  Mr. Chun’s qualified pension death benefit is different upon death since this benefit is payable to his spouse assuming Joint & Survivor 50% form of payment is elected (non-qualified death benefit is the same as retirement since this is payable as a lump sum, as if Mr. Chun retires as of 12/31/2014). The non-qualified Change in Control (“CIC”) benefits are different as they are calculated based on lump sum assumptions as of the assumed CIC date (as of 12/31/2014).

All amounts shown are lump-sum payments, unless otherwise noted.  Assumptions used in the tables above include:  Discount rates for qualified and non-qualified retirement plans of 4.00% and 3.10%, respectively; and a stock price of $39.26.  The assumed retirement age is the current age if eligible for early retirement (at least age 55 with 5 years of service); otherwise it is the normal retirement age 65.  Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum).  The cash balance accounts are projected to the assumed retirement age using 2.41% interest per year (the rate in effect for 2015) with no future pay credits.  The projected qualified cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.40% (for the first 5 years), 3.98% (next 15 years) and 5.04% (years in excess of 20) and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.  The Applicable Mortality Table is defined by the IRS for years through 2015, and for subsequent years, the assumption is that the IRS will continue to apply the same annual mortality improvements as it did through 2015 in each future year.

The Excess Benefits Plan benefits are paid, upon termination, as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account.  The lump sum conversion was based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., for change in control lump sums:  0.85% (for the first 5 years), 2.84% (next 15 years) and 3.43%

(years in excess of 20); for other scenarios:  0.85% (for the first 5 years), 2.43% (next 15 years) and 3.07% (years in excess of 20); and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.

Statements in this section that are not historical facts are “forward-looking statements” that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

Use of Non-GAAP Financial Measures

The Company reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the years ended December 31, 2014 and 2013 are presented below.

	Year Ended
	December 31
(dollars in millions, except earnings per share, unaudited)	2014	2013
Net income	$61.4	34.3
Professional service and other expenses incurred to acquire Grace Pacific LLC	—	4.6
Income tax effect of adjusting items	—	(1.7)
Adjusted net income	$61.4	37.2

Diluted earnings per share, net income	$1.25	0.76
Professional service and other expenses incurred to acquire Grace Pacific LLC	—	0.10
Income tax effect of adjusting items	—	(0.04)
Diluted earnings per share, adjusted net income	$1.25	0.82

The Company presents the non-GAAP measures of EBITDA, adjusted operating profit, and adjusted operating profit margin for the Materials & Construction segment, which contain the results of Grace Pacific. The Company uses these non-GAAP financial measures when evaluating operating performance for the Materials & Construction segment because management believes that EBITDA, adjusted operating profit, and adjusted operating profit margin provide insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment’s EBITDA and adjusted operating profit. A reconciliation of segment operating profit to EBITDA, adjusted operating profit, and adjusted operating profit margin follows:

	Year Ended
	December 31
(dollars in millions)	2014	2013*
Operating profit	$25.9	$2.9
Depreciation & amortization expense	15.2	4.4
Income attributable to non-controlling interest	(3.1)	(0.5)
EBITDA**	$38.0	$6.8

Operating profit	$25.9	$2.9
Impact of purchase price allocation adjustments	4.0	2.8
Adjusted operating profit	$29.9	$5.7
Revenue	$234.3	54.9
Adjusted operating profit margin	12.8%	10.4%

*            2013 results for the Materials & Construction segment include results from Grace Pacific from October 1, 2013, its acquisition date, to December 31, 2013.

**     The Company reported adjusted EBITDA of $7.7 million for the quarter and year ended December 31, 2013, which excluded $0.9 million of purchase price allocation adjustments on EBITDA. In the second quarter of 2014, the Company discontinued reporting adjusted EBITDA as the impacts of purchase price allocation adjustments on EBITDA became de minimis. For the year ended December 31, 2014, the impact of purchase price allocation adjustments on EBITDA to derive adjusted EBITDA was a negative $0.2 million.

PROPOSAL NO. 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs.

A&B’s compensation philosophy is to drive the Company’s objectives and further shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance.  The CD&A section of this Proxy Statement, beginning on page 16, discusses our policies and procedures that implement our compensation philosophy.  Highlights of our compensation program include the following:

•                  Executive compensation is closely aligned with performance.  In 2014, between 56 and 70 percent of the NEOs’ target total direct compensation was variable and performance-based, with 70 percent of the CEO’s target total direct compensation variable and performance-based.  The ratio of variable compensation is consistent with market practices.

•                  The Company remains committed to responsible pay practices and has adopted policies that are representative of best practices, including a clawback policy that applies to all senior management and a policy prohibiting hedging and other speculative transactions involving Company stock.  The Compensation Committee is focused on continuous improvement in executive compensation practices and policies to ensure alignment between pay and performance, as well as implementation of best practices.  This includes, but is not limited to, such practices as adopting a 50th percentile target compensation philosophy, using multiple performance metrics and multi-year equity vesting, double triggers on equity grants in the event of a change in control, reasonable change-in-control agreements, protocols for an annual pay risk assessment, meaningful stock ownership guidelines, and no employment agreements, guaranteed bonuses, gross-ups, stock option repricing or executive perquisites (other than parking).  In 2014, the average total direct compensation for NEOs was below the 50th percentile targeted.

•                  As described previously in this proxy statement, revenues and net income have increased meaningfully from 2013, and significant value creation accomplishments occurred in 2014.  The executive compensation program reflected slightly above target performance by the Company in 2014, which resulted in payouts ranging between 91% to 122% of annual cash incentive targets for the NEOs, and a profit sharing contribution of 3.01% of base salary.

•                  The actual performance level attained for the 2013 PSU grants covering the performance period of 2013 — 2014 was at the 39th percentile relative to the Standard & Poor’s Midcap 400 index. This resulted in a payout of 48.33% of target.  Beginning with the 2015 equity grants, PSUs will be based on relative TSR against companies that comprise two indices to which the Company belongs: the Standard & Poor’s Midcap 400 index and the Russell 2000 index.  Half of the PSUs granted will be evaluated against the companies comprising the S&P Midcap 400 and half will be evaluated against companies comprising the Russell 2000. In addition, the performance and vesting horizons will be increased from two to three years.  The Company believes these changes better align the NEOs’ performance objectives to relative performance against indices to which the Company belongs and focus on a longer performance horizon.

The following resolution is being submitted for a shareholder advisory vote at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program.  As announced previously, we will provide shareholders the opportunity to cast an advisory vote on executive compensation on an annual basis.

The Board of Directors recommends that shareholders vote FOR the approval of the resolution relating to executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this Proxy Statement. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B’s independent registered public accounting firm, the results of the year-end audit of A&B, including the auditors’ report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B’s audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board rules and, with and without management present, has discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.

The Audit Committee has received the written communication regarding independence from Deloitte & Touche LLP required under the rules of the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B’s audited consolidated financial statements be included in A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as A&B’s independent registered public accounting firm for 2015.

The foregoing report is submitted by Mr. Pasquale (Chairman), Mr. Harrison and Mr. Yeaman.

PROPOSAL NO. 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Although ratification of this appointment is not required by law, the Board believes that it is desirable as a matter of corporate governance.  If shareholders do not ratify the appointment of Deloitte & Touche LLP, it will be considered as a recommendation to the Board and the Audit Committee to consider the retention of a different firm.  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.  All services provided by Deloitte & Touche LLP during 2014 were pre-approved in accordance with these policies.

For the years ended December 31, 2014 and 2013, professional services were performed by Deloitte & Touche LLP (including affiliates) for A&B as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual consolidated financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2014 and 2013, the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and consents for SEC registration statements were approximately $1,890,000 and $1,975,000, respectively.

Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2014 and 2013 were approximately $105,000 and $439,000, respectively, and were related primarily to consultation on financial accounting and reporting standards and audits of the Company’s standalone subsidiaries in 2014 and to the audits of the Company’s employee benefit plans and standalone subsidiaries and services and audits rendered in connection with acquisitions made by the Company in 2013.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2014 and 2013 were $199,000 and $20,000, respectively.

All Other Fees. There were no fees billed for services not included above for the fiscal years ended December 31, 2014 and 2013.

SHAREHOLDERS WITH THE SAME ADDRESS

Individual shareholders sharing an address with one or more other shareholders may elect to “household” the mailing of the Notice of Internet Availability of Proxy Materials or our annual report and proxy statement. This means that only one Notice of Internet Availability of Proxy Materials or our annual report and proxy statement will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate Notice of Internet Availability of Proxy Materials or our annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate Notices of Internet Availability of Proxy Materials or our annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be mailed to Alexander & Baldwin, Inc., P.O. Box 3440, Honolulu, HI 96801-3440, Attn: Alyson J. Nakamura, Corporate Secretary or by calling (808) 525-8450. If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

OTHER BUSINESS

The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this Proxy Statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will use their best judgment in voting upon them.

SHAREHOLDER PROPOSALS FOR 2016

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2016 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 19, 2015 in order to be considered for inclusion in the year 2016 Proxy Statement and proxy.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December 30, 2015. A&B’s Bylaws require that shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December 30, 2015 and not earlier than November 30, 2015.

The Company’s Bylaws provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Corporate Secretary has received, not less than 120 days nor more than 150 days before the anniversary date of the prior annual meeting, a written shareholder’s notice in proper form that the person’s name be placed in nomination. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the prior annual meeting, a shareholder’s notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice must include information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

By Order of the Board of Directors

/s/ Alyson J. Nakamura
ALYSON J. NAKAMURA
Corporate Secretary

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 PM, HST, on April 27, 2015.

ENDORSEMENT_LINE	SACKPACK

MR A SAMPLE
DESIGNATION (IF ANY)
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			Vote by Internet • Go to www.envisionreport.com/ALEX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

			Vote by telephone
			• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
			• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A					Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.
1.	Election of Directors:	01 - Charles G. King
	Nominees:	02 - Douglas M. Pasquale
03 - Jenai S. Wall

	☐ Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees		☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain			For	Against	Abstain
2.	PROPOSAL TO APPROVE THE ADVISORY RESOLUTION RELATING TO EXECUTIVE COMPENSATION		☐	☐	☐	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

B	Non-Voting Items

Comments — Please print your comments below

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such).

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/ALEX

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ALEXANDER & BALDWIN, INC.

822 Bishop Street, Honolulu, Hawaii 96813

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2015

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C.G. King, S.M. Kuriyama and D.M. Pasquale, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 28, 2015, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as stated on the reverse side.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be marked, dated and signed, on other side)